SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
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BUCKEYE PARTNERS, L.P.

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BUCKEYE PARTNERS, L.P.
One Greenway Plaza
Suite 600
Houston, Texas 77046

April 25, 2011

To Our Limited Partners:

You are cordially invited to attend the 2011 annual meeting of limited partners of Buckeye Partners, L.P. to be held on Tuesday, June 7, 2011 at the Four Seasons Hotel, 1300 Lamar Street, Houston, Texas 77010, commencing at 9:00 a.m. local time. A notice of the annual meeting, proxy statement and proxy card are enclosed. We also have enclosed our 2010 Annual Report and Form 10-K/A for the fiscal year ended December 31, 2010.

The board of directors of our general partner has called this annual meeting for you to consider and act upon items described in this proxy statement.

Your vote is important. Whether or not you plan to attend the annual meeting, please cast your vote by completing, signing and dating the enclosed proxy card and returning it promptly in the accompanying envelope. You also may vote by following the internet or telephone voting instructions on the proxy card. If for any reason you desire to revoke your proxy, you may do so at any time before the vote is held at the annual meeting by following the procedures described in the accompanying proxy statement.

Sincerely,

Forrest E. Wylie
Chairman of the Board and
Chief Executive Officer of Buckeye
GP LLC, general partner of
Buckeye Partners, L.P.

BUCKEYE PARTNERS, L.P.
One Greenway Plaza
Suite 600
Houston, Texas 77046

NOTICE OF ANNUAL MEETING OF LIMITED PARTNERS
TO BE HELD ON JUNE 7, 2011

To the Unitholders of Buckeye Partners, L.P.:

The annual meeting of limited partners of Buckeye Partners, L.P. will be held at the Four Seasons Hotel, 1300 Lamar Street, Houston, Texas 77010, on June 7, 2011 at 9:00 a.m. local time to consider the following matters:

1. The election of three Class I directors to our general partner’s board of directors to serve until the 2014 annual meeting of limited partners;

2. The ratification of the selection of Deloitte & Touche LLP (“Deloitte”) as Buckeye Partners, L.P.’s independent registered public accountants for 2011;

3. An advisory vote on executive compensation;

4. An advisory vote on the frequency of the executive compensation vote; and

5. The transaction of any other business as may properly come before the annual meeting or any adjournments thereof, including, without limitation, the adjournment of the annual meeting in order to solicit additional votes from unitholders with respect to the foregoing proposals.

Only unitholders of record at the close of business on April 8, 2011 are entitled to attend or vote at the annual meeting or any adjournments thereof.

Important Notice Regarding the Availability of Proxy Materials
for the Unitholder Meeting to Be Held on June 7, 2011

In addition to delivering paper copies of these proxy materials to you by mail, this notice, together with the accompanying proxy statement and related form of proxy and our 2010 annual report to unitholders are available at www.edocumentview.com/bpl.

Your vote is important! Your broker cannot vote your units on your behalf for certain of management’s proposals until it receives your voting instructions. For your convenience, internet and telephone voting are available. The instructions for voting by internet or telephone are set forth on your proxy card. If you prefer, you may vote by mail by completing your proxy card and returning it in the enclosed postage-paid envelope.

By Order of the Board of Directors
of Buckeye GP LLC, as general
partner of Buckeye Partners, L.P.

Todd J. Russo
Secretary

Houston, Texas
April 25, 2011

BUCKEYE PARTNERS, L.P.
Proxy Statement
For
Annual Meeting of Limited Partners
To Be Held on June 7, 2011

These proxy materials, which we will begin mailing to our unitholders on or about April 25, 2011, are being furnished to you in connection with the solicitation of proxies by and on behalf of the board of directors of Buckeye GP LLC, a Delaware limited liability company (“Buckeye GP”), acting in its capacity as the general partner of Buckeye Partners, L.P., a Delaware limited partnership, for use at Buckeye Partners, L.P.’s 2011 annual meeting of limited partners or at any adjournments thereof. The meeting will be held at the Four Seasons Hotel at 1300 Lamar Street, Houston, Texas 77010 on June 7, 2011 at 9:00 a.m. local time. Holders of record of limited partnership units (“LP Units”) and Class B Units at the close of business on April 8, 2011 were entitled to notice of, and are entitled to vote at, the annual meeting and any adjournments thereof, unless such adjournment is for more than 60 days, in which event our general partner’s board of directors is required to set a new record date. Unless otherwise indicated, the terms “the Partnership,” “Buckeye,” “our,” “we,” “us” and similar terms refer to Buckeye Partners, L.P., together with our subsidiaries.

Proposals

At our 2011 annual meeting of limited partners, we are asking our unitholders to consider and act upon:

•	The election of three Class I directors to serve on our general partner’s board of directors until our 2014 annual meeting;

•	The ratification of the selection of Deloitte as Buckeye’s independent registered public accountants for 2011;

•	An advisory vote on executive compensation; and

•	An advisory vote on the frequency of the executive compensation vote.

Outstanding LP Units and Class B Units Held on Record Date

As of the record date, there were 80,354,501 outstanding LP Units and 6,915,725 outstanding Class B Units that were entitled to notice of and are entitled to vote at the annual meeting.

Quorum Required

The presence, in person or by proxy, of the holders as of the record date of a majority of our outstanding LP Units and Class B Units is necessary to constitute a quorum for purposes of voting on the proposals at the annual meeting. Withheld votes will count as “units present” at the meeting for purposes of establishing a quorum on the proposals. Abstentions and broker non-votes count as “units present” at the meeting for purposes of determining a quorum. A broker non-vote occurs when a broker or other nominee who holds units for another does not vote on a particular item because the nominee does not have discretionary voting authority for that item and has not received instructions from the owner of the units.

Vote Required

Directors serving on our general partner’s board of directors are elected by a plurality of the votes cast by the holders of our outstanding LP Units and Class B Units. A plurality occurs when more votes are cast for a candidate than those cast for an opposing candidate. Each LP Unit and Class B Unit entitles the holder thereof as of the record date to one vote. Unitholders are not entitled to cumulative voting. Cumulative voting is a system for electing directors whereby a security holder is entitled to multiply his number of securities by the number of directors to be elected and cast the total number of votes for a single candidate or a select few candidates.

The approval of the ratification of our independent registered public accountants for 2011, the advisory vote on executive compensation, and the advisory vote on the frequency of the executive compensation vote each require an affirmative vote of a majority of the votes cast.

All items on the ballot are “non-routine” matters under New York Stock Exchange (“NYSE”) rules except ratification of the independent registered public accountants. Brokerage firms are prohibited from voting on non-routine items without receiving instructions from the beneficial owners of the units. Broker non-votes will have no effect on the outcome of the vote for all items.

How to Vote

You may vote in person at the annual meeting, by telephone, by internet or by proxy. Even if you plan to attend the annual meeting, we encourage you to complete, sign and return your proxy card or vote by following the telephone or internet voting instructions on the proxy card in advance of the annual meeting.

In Person

If you plan to attend the annual meeting and wish to vote in person, we will give you a ballot at the meeting. However, if your units are held in the name of a broker, you must obtain from the brokerage firm “Legal Proxy” representing your units.

Telephone

Please dial the toll-free telephone number set forth on the proxy card and follow the audio instructions. You will need the control number contained on your proxy card.

Internet

Go to the website set forth on the proxy card and follow the on-screen instructions. You will need the control number contained on your proxy card.

Proxy

Please mail your completed, signed and dated proxy card in the enclosed postage-paid return envelope as soon as possible so that your units may be represented at the annual meeting.

Revoking Your Proxy or Changing Your Telephone or Internet Vote

You may revoke your proxy before it is voted at the annual meeting as follows:

•	by delivering, before or at the annual meeting, a new proxy with a later date;

•	by delivering, on or before the business day prior to the annual meeting, a notice of revocation to the Secretary of our general partner at the address set forth in the notice of the annual meeting;

•	by attending the annual meeting in person and voting, although your attendance at the annual meeting, without actually voting, will not by itself revoke a previously granted proxy; or

•	if you have instructed a broker to vote your units, you must follow the directions received from your broker to change those instructions.

You may change your telephone vote as often as you wish by following the procedures for telephone voting. The last known vote in the telephone voting system as of the beginning of the annual meeting at 9:00 a.m. local time on June 7, 2011 will be counted.

You may change your internet vote as often as you wish by following the procedures for internet voting. The last known vote in the internet voting system as of the beginning of the annual meeting at 9:00 a.m. local time on June 7, 2011 will be counted.

Solicitation and Mailing of Proxies

The expense of preparing, printing and mailing this proxy statement and the proxies solicited hereby will be borne by us. In addition to the use of the mail, proxies may be solicited by representatives of our general partner in person or by telephone, electronic mail or facsimile transmission. These representatives will not be additionally compensated for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection therewith. If undertaken, we expect the expenses of such solicitation by representatives of our general partner to be nominal. We will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of our LP Units as of the record date and will provide reimbursement for the cost of forwarding the proxy materials in accordance with customary practice. We have retained Morrow & Co., LLC to aid in the solicitation of proxies. The fees of Morrow & Co., LLC are $7,500, plus reimbursement of its reasonable costs.

Only one annual report and proxy statement will be delivered to multiple unitholders sharing an address, if possible, unless we have received contrary instructions from one or more of the unitholders. Unitholders at a shared address to which a single copy of the proxy materials was delivered who would like to receive a separate or additional copy of the proxy materials (including with respect to those materials or other communications that may be delivered to unitholders in connection with future annual or special meetings of unitholders) should contact Morrow & Co., LLC at the contact information set forth below, and, upon receipt of such request, a separate copy of the proxy materials will be promptly provided. Unitholders who currently receive multiple copies of the proxy materials at their shared address and would like to request only one copy of any future materials or other communications should notify Morrow & Co., LLC of the same at the contact information set forth below. If you have questions about the annual meeting or need additional copies of this proxy statement or additional proxy cards, please contact our proxy solicitation agent as follows:

Morrow & Co., LLC
470 West Avenue
Stamford, Connecticut 06902
Email: BPL.info@morrowco.com
Phone (unitholders): (800) 573-4412
Phone (banks and brokerage firms): (203) 658-9400

Other Matters for 2011 Annual Meeting

We know of no matters to be acted upon at the annual meeting other than the proposals included in the accompanying notice and described in this proxy statement. If any other matter requiring a vote of unitholders arises, including a question of adjourning the annual meeting, the persons named as proxies in the accompanying proxy card will have the discretion to vote thereon according to their best judgment of what they consider to be in the best interests of the Partnership. The accompanying proxy card confers discretionary authority to take action with respect to any additional matters that may come before the meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials
for the Unitholder Meeting to Be Held on June 7, 2011

This proxy statement, a form of proxy and our 2010 annual report to unitholders are available at www.edocumentview.com/bpl.

ITEM 1 — ELECTION OF DIRECTORS

We are a limited partnership. We do not have our own board of directors. We are managed and operated by the officers of, and are subject to the oversight of the board of directors of, our general partner.

On November 19, 2010, we acquired our general partner through a merger (the “Merger”) of Buckeye GP Holdings L.P. (“BGH”) with one of our subsidiaries. Our general partner continues to manage us following the

Merger and our management team remains unchanged. Immediately following the consummation of the Merger, effective as of November 19, 2010, Michael B. Goldberg, Irvin K. Culpepper and Robb E. Turner each resigned as members of the board of directors of Buckeye GP and Joseph A. LaSala, Jr., Martin A. White, Frank S. Sowinski and Frank J. Loverro joined the board. In addition, as a result of changes to our partnership agreement in connection with the Merger, our unitholders are entitled to elect the members of our general partner’s board of directors. The election of Class I directors to our general partner’s board of directors at our 2011 annual meeting will represent the first election of directors of our general partner’s board of directors subsequent to the Merger.

The total number of directors on our general partner’s board of directors is currently seven. The terms of the directors of our general partner’s board are “staggered” and the directors are divided into three classes. At each annual meeting, only one class of directors is elected and, upon election, directors in that class serve for a term of three years, subject to a director’s earlier resignation, death or removal. If a director is elected to the board to fill a vacancy, that director will have the same remaining term as his or her predecessor. BGH GP Holdings, LLC (“BGH GP”) currently has the right to designate one additional director, who would not be subject to election by our limited partners, but BGH GP has chosen not to do so at this time. Prior to its sale of 5,175,000 LP Units in a secondary offering in February 2011, BGH GP had the right to designate two directors to our general partner’s board of directors and John F. Erhard and Frank J. Loverro were BGH GP’s designated board members. In connection with BGH GP’s completion of its secondary offering, Messrs. Erhard and Loverro resigned from our general partner’s board of directors on February 2, 2011.

The Chairman of our general partner’s board of directors is also our Chief Executive Officer (“CEO”). Our general partner’s board of directors believes this board leadership structure is appropriate because our CEO works closely with our management team on a daily basis and is in the most knowledgeable position to determine the timing for board meetings and propose agendas for those meetings. However, any director can, and many from time to time do, establish agenda items for a board meeting. For more information about contacting our general partner’s board of directors, please see the section below entitled “Communication with the Board of Directors.”

Our non-management directors meet in executive session at least two times per year outside of the presence of any management directors and any other members of our management who may otherwise be present. During at least one session per year, only independent directors are present. The directors present at each executive session select a presiding director for that session.

At the 2011 annual meeting, our unitholders will consider and act upon a proposal to elect three Class I directors to our general partner’s board of directors to serve until the 2014 annual meeting of limited partners. Each of the nominees has consented to serve as a director if so elected. The persons named as proxies in the accompanying proxy card, who have been designated by the board of directors of our general partner, intend to vote for the election of the director nominees unless otherwise instructed by a unitholder in a proxy card. If any nominee becomes unable for any reason to stand for election as a director of our general partner, the persons named as proxies in the accompanying proxy card will vote for the election of such other person or persons as the board of directors of our general partner may recommend and propose to replace such nominee.

Information concerning the Class I director nominees, along with information concerning the current Class II and Class III directors whose terms of office will continue after the annual meeting, is set forth below.

Class I Director Nominees for terms to expire in 2014

Forrest E. Wylie, 48, was named Chairman of the Board, CEO and a director of Buckeye GP and of BGH’s general partner on June 25, 2007. Mr. Wylie was also the President of Buckeye GP and BGH’s general partner from June 25, 2007 until he resigned, solely from such position, on October 25, 2007. Prior to his appointment, he served as Vice Chairman of Pacific Energy Management LLC, an entity affiliated with Pacific Energy Partners, L.P., a refined product and crude oil pipeline and terminal partnership, from March 2005 until Pacific Energy Partners, L.P. merged with Plains All American, L.P. in November 2006. Mr. Wylie was President and CFO of NuCoastal Corporation, a midstream energy company, from May 2002 until February 2005. From November 2006 to June 25, 2007, Mr. Wylie was a private investor. Mr. Wylie currently serves on the board of directors and the Audit Committee of Coastal Energy Company, a publicly traded entity. Previously, Mr. Wylie served as a director of Eagle Bulk Shipping Inc. where he served on the Compensation and Nominating and Governance Committees. We believe the breadth of Mr. Wylie’s experience in the energy industry, through his current position as the Partnership’s CEO and the past employment described above, as well as his current board of director positions, have given him valuable knowledge about the Partnership’s business and the Partnership’s industry that make him an asset to our general partner’s board of directors. Furthermore, Mr. Wylie’s leadership abilities and communication skills make him particularly qualified to be Buckeye GP’s Chairman.

Joseph A. LaSala, Jr., 56, became a director of BGH’s general partner on July 26, 2007 and, effective November 19, 2010 in connection with the Merger resigned from BGH’s general partner’s board and joined the Buckeye GP board. Since February 2011, Mr. LaSala has served as Senior Vice President, General Counsel and Secretary of Sapient Corporation. From January 2008 through December 2010, he served as Senior Executive Vice President, General Counsel and Secretary of Discovery Communications, Inc. From July 2001 to January 2008, Mr. LaSala served as Vice President, General Counsel and Secretary of Novell, Inc. From April 2001 until July 2007, Mr. LaSala served as director of Buckeye GP. Mr. LaSala’s breadth of experience serving as general counsel to public companies has given him valuable knowledge and insights with respect to Securities and Exchange Commission (“SEC”) reporting, establishing and maintaining internal controls and implementing appropriate corporate governance practices. Coupled with Mr. LaSala’s past experience in the energy industry, these attributes uniquely qualify him to serve on our general partner’s board of directors.

Martin A. White, 69, became a director of BGH’s general partner on April 30, 2009 and, effective November 19, 2010 in connection with the Merger resigned from BGH’s general partner’s board and joined the Buckeye GP board. Since August 2006, Mr. White has been a private investor. Prior thereto, Mr. White was employed for 15 years by MDU Resources Group, Inc. (“MDU”), a company which operates in three core lines of business — energy, utility resources and construction materials — and that is publicly traded on the NYSE. From August 1997 until his retirement in August 2006, Mr. White served as President and Chief Executive Officer of MDU. Mr. White was also the Chairman of the board of directors of MDU from February 2001 until his retirement. Mr. White was an employee of Montana Power Company from 1966 until 1991, with his last position being President and Chief Executive Officer of Entech, Inc., a non-utility subsidiary of Montana Power Company. Mr. White also serves as a director of Plum Creek Timber Company, Inc. and First Interstate BancSystem, Inc. Mr. White’s breadth of experience in the energy sector, including being the chairman, president and chief executive officer of a Fortune 500 company, have given him leadership and communication skills that more than qualify him to serve on our general partner’s board of directors.

Class II Directors with terms expiring in 2012

C. Scott Hobbs, 57, became a director of Buckeye GP on October 1, 2007. Since April 2006, he has been the managing member of Energy Capital Advisors, LLC, an energy industry consulting firm. Energy Capital Advisors provides consulting and advisory services to clients evaluating major projects, acquisitions and divestitures principally involving oil and gas pipelines and storage facilities, processing plants, power plants and gas distribution assets. From January 2005 through March 2006, Mr. Hobbs was Executive Chairman and a director of Optigas, Inc., a private midstream gas company, and, from January 2004 through February 2005, he was President and Chief Operating Officer of KFX, Inc. (now Evergreen Energy, Inc.), a public company that developed clean coal technologies. From 1977 to 2001, Mr. Hobbs worked for the Coastal Corporation where his last position was Chief Operating Officer of Colorado Interstate Gas Co. and its Rocky Mountain affiliates. He received a B.S. in Business Administration from Louisiana State University and is a certified public accountant. Mr. Hobbs previously served as a director of American Oil and Gas Inc. where he served on the Audit, Compensation and Governance committees. He is currently a director of CVR Energy, Inc, where he serves on the Audit and Governance Committees. Mr. Hobbs has worked for many years with energy companies across a broad spectrum of sectors. This experience has given him a broader perspective on the Partnership’s operations, and, coupled with his extensive financial and accounting training and practice, has made him a valuable member of our general partner’s board of directors.

Mark C. McKinley, 54, became a director of Buckeye GP on October 1, 2007. He has served as Managing Partner of MK Resources, a private oil and gas development company specializing in the recovery and production of crude oil and the development of unconventional resource projects, for the past six years. Mr. McKinley is a director of Merrymac McKinley Foundation and is President and a director of Labrador Oil Company. The operational and business skills Mr. McKinley developed through his past experience in oil and gas development make him an important voice as an independent director on our general partner’s board of directors.

Class III Directors with terms expiring in 2013

Oliver G. Richard, III, 58, became a director of Buckeye GP on February 17, 2009. He is currently Chairman of Cleanfuel USA, an alternative vehicular fuel company, and for the past five years, he has been the owner and president of Empire of the Seed LLC, a private consulting firm in the energy and management industries, as well as the private investments industry. Mr. Richard served as Chairman, President and CEO of Columbia Energy Group (“Columbia Energy”) from April 1995 until Columbia Energy was acquired by NiSource Inc. in November 2000. Mr. Richard was appointed by President Reagan and confirmed by the United States Senate to the Federal Energy Regulatory Commission (“FERC”), serving from 1982 to 1985. Mr. Richard also served as a director of BGH’s general partner from April 2008 until April 2009. Mr. Richard’s breadth of experience in the energy sector, including being the chairman, president and CEO of a Fortune 500 company and commissioner of the FERC, have given him leadership and communication skills that make him exceptionally well-qualified to serve on our general partner’s board of directors.

Frank S. Sowinski, 55, became a director of BGH’s general partner on August 4, 2006 and effective November 19, 2010 in connection with the Merger resigned from BGH’s general partner’s board and joined the Buckeye GP board. From February 2001 until August 2006, Mr. Sowinski served as director of Buckeye GP. Since January 2006, he has been a Management Affiliate of MidOcean Partners, a private equity investor. From October 2004 to January 2006, Mr. Sowinski was a private investor and prior thereto, he served as Executive Vice President of Liz Claiborne, Inc. from January 2004 until October 2004. Mr. Sowinski served as Executive Vice President and Chief Financial Officer (“CFO”) of PWC Consulting, a systems integrator company, from May 2002 to October 2002. Mr. Sowinski also serves as Vice Chairman of Allant Group, a marketing services group and a portfolio company of MidOcean Partners. The operational and business skills Mr. Sowinski developed through his past experience in information services, consulting and retail apparel make him an important voice as an independent director on our general partner’s board of directors.

THE BOARD OF DIRECTORS OF OUR GENERAL PARTNER UNANIMOUSLY RECOMMENDS THAT UNITHOLDERS VOTE “FOR” THE ELECTION OF FORREST E. WYLIE, JOSEPH A. LASALA, JR., AND MARTIN A. WHITE TO CLASS I OF OUR GENERAL PARTNER’S BOARD OF DIRECTORS.

CORPORATE GOVERNANCE

Director Independence

Section 303A.00 of the NYSE Listed Company Manual states that the NYSE listing standards requiring a majority of directors to be independent do not apply to limited partnerships like us. However, except for our Chairman, Forrest E. Wylie, all of our general partner’s directors are “independent” as that term is defined in the applicable NYSE rules and Rule 10A-3 of the Exchange Act. In determining the independence of each director, the board of directors of our general partner has adopted certain categorical standards. Pursuant to such categorical standards, a director will not be deemed independent if:

•	the director is, or has been within the last three years, an employee of the Partnership, or an immediate family member is, or has been within the last three years, an executive officer of the Partnership;

•	the director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Partnership, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•	(i) the director or an immediate family member is a current partner of a firm that is the Partnership’s internal auditor or independent registered public accountants; (ii) the director is a current employee of such a firm; (iii) the director has an immediate family member who is a current employee of such a firm and who personally works on the Partnership’s audit, assurance or tax compliance (but not tax planning) engagement; or (iv) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Partnership’s audit within that time;

•	the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Partnership’s present executive officers at the same time serves or served on that company’s compensation committee;

•	the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Partnership for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1.0 million, or 2% of such other company’s consolidated gross revenues; or

•	the director serves as an executive officer of a charitable organization and, during any of the past three fiscal years, the Partnership made charitable contributions to the charitable organization in any single fiscal year that exceeded $1.0 million or 2%, whichever is greater, of the charitable organization’s consolidated gross revenues.

For the purposes of these categorical standards, the term “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home.

Risk Oversight

Although the board of directors of our general partner has ultimate oversight responsibility for the risk management process, certain committees also have responsibility for risk management. On behalf of the board, the audit committee of the board of directors of our general partner plays a key role in the oversight of the Partnership’s risk management function. The audit committee reviews with the Partnership’s management the Partnership’s areas of material exposure with respect to financial risk and the Partnership’s policies and processes with respect to financial risk assessment and risk management and oversees risks arising from related person transactions. The audit committee oversees the Buckeye Energy Services LLC and Lodi Gas Storage, L.L.C. Risk Management Policies. These policies establish risk committees, which review and approve the market, operational and credit risk incurred with respect to the business activities of our Energy Services and Natural Gas Storage business segments and, on a quarterly basis, report to the audit committee on activities and exposures covered by the policies. These risk polices specifically limit the maximum financial obligations and exposure that can be committed as well as identify certain transactions or activities that can only be approved by our audit committee. Any amendment of these policies must be approved by the audit committee.

The compensation committee of the board of directors of our general partner oversees risk management as it relates to our compensation plans, policies and practices and meets with management to review whether our compensation programs may create incentives for our employees to take excessive or inappropriate risks that could have a material adverse effect on the Partnership. The nominating and corporate governance committee of the board of directors of our general partner oversees risks related to the Partnership’s governance structure and processes. The environment, health and safety committee of the board of directors of our general partner oversees risks related to environmental, health and safety matters with respect to the Partnership’s assets and operations. The board is advised by the committees of significant risks and management’s response via periodic updates.

Meetings of the Board of Directors and its Committees

The board of directors of our general partner held seven board meetings, 34 audit committee meetings (28 of which were related to the Merger), and seven compensation committee meetings, which is a total of 48 meetings during 2010. During 2010, no incumbent director attended fewer than 75% of (1) the total number of meetings of our general partner’s board of directors held during the period for which he was a director and (2) the total number of meetings held by all committees of the board on which he served during the periods that he served. Our general partner’s board of directors does not have a policy with respect to the board members’ attendance at annual meetings. We did not hold an annual meeting in 2010.

Board Committees

Our general partner’s board of directors has the following four standing committees: (1) audit committee; (2) compensation committee; (3) nominating and corporate governance committee; and (4) environment, health and safety committee.

The table below indicates the members of each committee of our general partner’s board of directors:

			Nominating and	Environment,
		Compensation	Corporate Governance	Health and Safety
	Audit Committee	Committee	Committee	Committee

Forrest E. Wylie
C. Scott Hobbs	Chair		X
Joseph A. LaSala, Jr.		X	X
Mark C. McKinley		X		X
Oliver G. Richard, III		Chair		X
Frank S. Sowinski	X		Chair
Martin A. White	X			Chair

The nominating and corporate governance and environment, health and safety committees were formed on December 15, 2010 and the membership of those committees identified in the table above has not changed since those committees were formed. The membership of the audit and compensation committees identified in the table above has been in place since November 19, 2010. In addition, from November 19, 2010 until their resignation from our general partner’s board of directors on February 2, 2011, Messrs. Erhard and Loverro were members of the compensation committee. Prior to November 19, 2010, the audit committee consisted of Messrs. Hobbs (Chair), McKinley, and Richard and the compensation committee consisted of Messrs. Richard (Chair), Goldberg, Hobbs, McKinley, and Turner.

Each of the committees of the board of directors of our general partner has a written charter and a copy of each of those charters is available on our website at www.buckeye.com by browsing to the “Corporate Governance” subsection of the “Investor Center” menu.

Audit Committee.

The members of the audit committee are independent directors (as that term is defined in the applicable NYSE rules and Rule 10A-3 of the Exchange Act) and non-employee directors (as that term is defined in Rule 16b-3 of the Exchange Act) of Buckeye GP. Buckeye GP’s board of directors has determined that no audit committee member has a material relationship with Buckeye GP. The board of directors of Buckeye GP has also determined that each of the members of the audit committee qualifies as an audit committee financial expert as defined in Item 407(d)(5) of Regulation S-K.

The audit committee provides independent oversight with respect to our internal controls, accounting policies, financial reporting, internal audit function and independent registered public accountants. The audit committee also reviews the quality, independence and objectivity of the independent and internal registered public accountants. The audit committee has sole authority as to the retention, evaluation, compensation and oversight of the work of the independent registered public accountants. The independent registered public accountants report directly to the audit committee. The audit committee also has sole authority to approve all audit and non-audit services provided by the independent registered public accountants. The audit committee also reviews, approves and ratifies transactions with related persons required to be disclosed under SEC rules.

The audit committee has established procedures for the receipt, retention and treatment of complaints received regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. These procedures are part of the Business Code of Conduct and are available on our website at www.buckeye.com by browsing to the “Corporate Governance” subsection of the “Investor Center” menu.

Compensation Committee, Compensation Committee Interlocks and Insider Participation.

As a limited partnership that is listed on the NYSE, we are not required to have a compensation committee. However, the board of directors of Buckeye GP has determined that a compensation committee is appropriate in order to conform with best governance practices. The current members of the compensation committee are independent, non-employee directors.

The compensation committee establishes, implements and oversees the administration of all of our compensation philosophies and policies. The compensation committee establishes, reviews and approves compensation for our CEO and our other executive officers, including our named executive officers, and the CEO reviews with the compensation committee compensation for our other senior management members. Oversight of equity compensation plans is the compensation committee’s responsibility. With respect to compensation-related risks, the compensation committee is responsible for ensuring our compensation plans do not encourage undue risk taking. The compensation committee has authority to select and oversee outside consultants retained to review our compensation programs and to enter into retention agreements with any such consultants establishing their fees and any other retention terms.

The compensation committee meets several times throughout the year to act on the responsibilities above. The compensation committee also may act by written consent from time to time in response to events occurring between scheduled meetings. The compensation committee may seek guidance or input from the CEO when making determinations about the compensation of the executive officers. The CEO also may provide recommendations to the compensation committee concerning the high-level allocation of incentive award pools among senior management other than executive officers. The CEO also may determine the salaries and amounts of individual incentive awards to senior management members other than executive officers.

In setting 2010 executive compensation, the compensation committee retained Mercer, LLC (“Mercer”) as its independent compensation consultant to evaluate the compensation of our executive officers, including our named executive officers, in comparison to the market and a peer group of other Master Limited Partnerships (“MLPs”). In setting 2011 executive compensation, the compensation committee has retained Meridian Compensation Partners, LLC (“Meridian”) as its independent compensation consultant to evaluate the compensation of our executive officers, including our named executive officers, in comparison to the market and a peer group of other MLPs. See the discussion below under the heading “Compensation Discussion and Analysis — Administration of Executive Compensation Programs and Methodology” for more information.

Nominating and Corporate Governance Committee.

As a limited partnership that is listed on the NYSE, we are not required to have a nominating committee. However, the board of directors of our general partner has determined that a nominating and corporate governance committee is appropriate in order to conform with best governance practices. The members of the nominating and corporate governance committee are independent, non-employee directors. The nominating and corporate governance committee identifies and evaluates qualified director candidates for the board and develops and recommends to the board corporate governance policies and procedures appropriate for the Partnership. The committee oversees the annual self-evaluation of the board of directors of our general partner and its committees, makes recommendations to the board concerning structure and membership matters with respect to the board and its committees, oversees the continuing education program for the board and reviews director’s and officer’s indemnification and insurance matters. The nominating and corporate governance committee also oversees risks related to corporate governance.

The committee will consider all unitholder recommendations for candidates for the board of directors of our general partner, which should be sent to the nominating and corporate governance committee, c/o Todd J. Russo, Secretary, Buckeye Partners, L.P., One Greenway Plaza, Suite 600, Houston, Texas 77046. The general qualifications and specific qualities and skills established by the committee for directors are included in Section I of our Corporate Governance Guidelines, which are available on our website at www.buckeye.com by browsing to the “Corporate Governance” section of the “Investor Center” menu. We believe that directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the unitholders. They also must have an inquisitive and objective perspective, practical wisdom and mature judgment. We endeavor to have the board of directors of our general partner represent a range of experience in areas that are relevant to the Partnership’s business and operations. The committee’s evaluation of director nominees takes into account their ability to contribute to the diversity of background and experience represented on the board, and the committee reviews its effectiveness in balancing these considerations when assessing the composition of the board.

The committee also considers candidates recommended by current directors, company officers, employees and others. The committee evaluates all nominees for directors in the same manner regardless of the source of the recommendation.

Environment, Health and Safety Committee.

The environment, health and safety committee assists the board of directors of our general partner in fulfilling its oversight responsibilities with respect to the board’s and our continuing commitment to minimizing the impact on the environment of our assets, ensuring the safety of our employees and the public and ensuring that our businesses and facilities are operated and maintained in a safe and environmentally sound manner. The committee reviews and oversees the Partnership’s environmental, health and safety (“EHS”) policies, programs, issues and initiatives, reviews EHS risks that affect or could affect the Partnership and ensures proper management of those risks, and reports to the board on EHS matters affecting the Partnership. The members of the environment, health and safety committee are independent, non-employee directors.

Corporate Governance Matters

We have a Code of Ethics for Directors, Executive Officers and Senior Financial Employees that applies to, among others, the Chairman, CEO, President, CFO and Controller of Buckeye GP, as required by Section 406 of the Sarbanes Oxley Act of 2002 as well as a Business Code of Conduct that applies to all employees. Furthermore, we have Corporate Governance Guidelines and a charter for each of the committees of the board of directors of our general partner. Each of the foregoing is available on our website at www.buckeye.com by browsing to the “Corporate Governance” subsection of the “Investor Center” menu. We provide copies, free of charge, of any of the foregoing upon receipt of a written request. We disclose amendments to, or director and executive officer waivers from, the Code of Ethics, if any, on our website, or by Form 8-K to the extent required.

You also can find information about us at the offices of the NYSE, 20 Broad Street, New York, New York 10005 or at the NYSE’s Internet site (www.nyse.com). The certifications of Buckeye GP’s CEO and CFO required by Section 302 of the Sarbanes-Oxley Act have been included as exhibits to Buckeye’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2010.

Communication with the Board of Directors

A holder of our LP Units or other interested party who wishes to communicate with the non-management directors of Buckeye GP may do so by contacting William H. Schmidt, Jr., Vice President and General Counsel, at the address appearing on the front page of this proxy statement. Communications will be relayed to the intended recipient on the board of directors of Buckeye GP except in instances where it is deemed unnecessary or inappropriate to do so pursuant to the procedures established by the audit committee. Any communications withheld under those guidelines will nonetheless be recorded and available for any director who wishes to review them.

NYSE Corporate Governance Listing Standards

The NYSE requires the chief executive officer of each listed company to certify annually that he is not aware of any violation by the company of the NYSE corporate governance listing standards as of the date of the certification, qualifying the certification to the extent necessary. The CEO of Buckeye GP provided such certification to the NYSE in 2010 without qualification.

Report of the Audit Committee

The audit committee of the board of directors of Buckeye GP LLC, acting in its capacity as the general partner of Buckeye Partners, L.P., oversees the Partnership’s financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls.

In fulfilling its oversight responsibilities, the audit committee reviewed with management the audited financial statements contained in the Annual Report on Form 10-K/A for the fiscal year ended December 31, 2010. The review included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Partnership’s independent registered public accounting firm, Deloitte, is responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles. The audit committee reviewed with Deloitte their judgment as to the quality, not just the acceptability, of the Partnership’s accounting principles and such other matters as are required to be discussed with the audit committee under generally accepted auditing standards.

The audit committee discussed with Deloitte the matters required to be discussed by Statement of Auditing Standards 61, as may be modified or supplemented. The committee received the written disclosures and the letter from Deloitte required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed with Deloitte its independence from management and the Partnership.

Based on the reviews and discussions referred to above, the audit committee recommended to the board of directors that the audited financial statements be included in the Annual Report on Form 10-K/A for the fiscal year ended December 31, 2010 for filing with the SEC.

Submitted by:
Audit Committee
C. Scott Hobbs, Chair
Frank S. Sowinski
Martin A. White

Dated: April 25, 2011

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by Deloitte, Buckeye’s independent registered public accountants, for the audit of Buckeye’s annual financial statements for 2009 and 2010, and fees billed for other services rendered by Deloitte.

	Year Ended December 31,
	2010	2009

Audit Fees(1)	$1,503,700	$1,430,975
Audit-Related Fees(2)	$468,231	$85,000
Tax Fees(3)	$534,036	$445,297
All Other Fees(4)	$390,046	—
Total	$2,896,013	$1,961,272

(1)	Audit fees represent amounts billed for each of the years presented for professional services rendered in connection with (i) the audit of our annual financial statements and internal control over financial reporting, and (ii) the review of our quarterly financial statements. This information is presented as of the latest practicable date for this proxy statement.

(2)	Audit-related fees represent amounts we were billed in each of the years presented for assurance and related services that are reasonably related to the performance of the annual audit or quarterly review. This category primarily includes services relating to fees for audits of financial statements of certain employee benefits plans and those services normally provided in connection with statutory and regulatory filings or engagements including comfort letters, consents and other services related to SEC matters.

(3)	Tax fees represent amounts we were billed in each of the years presented for professional services rendered in connection with tax compliance, tax advice and tax planning. This category primarily includes services relating to the preparation of unitholders’ annual K-1 statements and partnership tax planning.

(4)	All other fees represent amounts we were billed in each of the years presented for services not classifiable under the other categories listed in the table above. This category primarily includes services relating to accounting due diligence work in connection with acquisition opportunities.

EXECUTIVE OFFICERS OF OUR GENERAL PARTNER

Clark C. Smith, 56, currently serves as President and Chief Operating Officer of Buckeye GP. Prior to joining the management team in February 2009, he served on the board of directors of Buckeye GP from October 2007 until February 2009. Mr. Smith was a private investor between July 2007 and October 2007. From June 2004 through June 2007, Mr. Smith served as Managing Director of Engage Investments, L.P., a private company established to provide consulting services to, and to make equity investments in, energy-related businesses. Mr. Smith was Executive Vice President of El Paso Corporation and President of El Paso Merchant Energy Group, a division of El Paso Corporation, from August 2000 until May 2003, and a private investor from May 2003 to June 2004.

Keith E. St.Clair, 54, currently serves as Senior Vice President and CFO of Buckeye GP. Prior to his appointment in November 2008, he served as Executive Vice President and CFO of Magnum Coal Company, one of the largest coal producers in Central Appalachia, from January 2006 until its sale to Patriot Coal Corporation in July 2008, after which he continued as an independent financial consultant to Patriot through October 2008. Mr. St.Clair was Senior Vice President and CFO of Trade-Ranger, Inc. (“Trade-Ranger”), a global business-to-business marketplace for electronic procurement and supply chain management for the oil and gas industry from March 2002 until its sale in May 2005, after which he continued as an independent financial consultant to Trade-Ranger until January 2006. Mr. St.Clair is a certified public accountant.

Jeffrey I. Beason, 62, became the Vice President and Controller of Buckeye GP and the Partnership’s Principal Accounting Officer on November 19, 2010 and has served as the Vice President and Controller of Buckeye Pipe Line Services Company (“Services Company”) since July 2009. From July 2006 to July 2009, Mr. Beason served as Vice President and Corporate Controller and as the Principal Accounting Officer of

Service Corporation International, a provider of deathcare products and services. From 1996 to November 2005, Mr. Beason served as Senior Vice President and Controller and Principal Accounting Officer of El Paso Corporation, a natural gas transmission and production company. From 1993 to 1996, Mr. Beason served as Senior Vice President, Administration of Mojave Pipeline Operating Company, a wholly-owned subsidiary of El Paso Corporation, and, from 1978 to 1993, Mr. Beason served in various accounting and reporting roles at El Paso Corporation. Mr. Beason is a certified public accountant.

Robert A. Malecky, 47, was named Vice President, Customer Services of Buckeye GP in February 2010. Mr. Malecky has held the same position with Services Company since July 2009. From July 2000 to July 2009, Mr. Malecky served as Vice President, Marketing of Services Company.

Khalid A. Muslih, 39, was named Vice President, Corporate Development of Buckeye GP in February 2010. Mr. Muslih also has been the President of Buckeye’s Development & Logistics segment since May 2009. Mr. Muslih has held the Vice President, Corporate Development position with Services Company since June 2007. From November 2006 through June 2007, Mr. Muslih was a private investor. Mr. Muslih served as Vice President, Corporate Development of Pacific Energy Management LLC, an entity affiliated with Pacific Energy Partners, L.P., from March 2005 until Pacific Energy Partners, L.P. merged with Plains All American, L.P. in November 2006. Mr. Muslih served as Commercial Officer, Mergers & Acquisitions of NuCoastal Corporation from July 2002 until March 2005.

William H. Schmidt, Jr., 38, has been Vice President and General Counsel of Buckeye GP since November 19, 2010 and President of Lodi Gas Storage, L.L.C. since August 3, 2009. From November 4, 2007 to November 19, 2010, he was Vice President, General Counsel and Secretary of Buckeye GP. Prior to November 4, 2007, Mr. Schmidt had served as Vice President and General Counsel of Services Company since February 1, 2007 and as Associate General Counsel of Services Company since September 13, 2004. Mr. Schmidt practiced law at Chadbourne & Parke LLP, an international law firm, before joining the Partnership.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Compensation Discussion and Analysis

Named Executive Officers

We do not have officers or directors. Our business is managed by the board of directors of our general partner, Buckeye GP, and the executive officers of Buckeye GP perform all of our management functions. Thus, the executive officers of Buckeye GP are our executive officers. In this Compensation Discussion and Analysis, we address the compensation determinations and the rationale for those determinations relating to our CEO, CFO and our next three most highly compensated executive officers. We refer to these executive officers collectively as our “named executive officers.” In 2010, our named executive officers were:

•	Forrest E. Wylie, Chairman and Chief Executive Officer;

•	Keith E. St.Clair, Senior Vice President and Chief Financial Officer;

•	Clark C. Smith, President and Chief Operating Officer;

•	Robert A. Malecky, Vice President, Customer Services; and

•	Khalid A. Muslih, Vice President, Corporate Development.

Services Company employs almost all of the employees who provide services to us and our operating subsidiaries, including our named executive officers. Pursuant to a services agreement, our operating subsidiaries reimburse Services Company for the cost of the employee services provided by Services Company.

Executive Summary

This Compensation Discussion and Analysis is designed to provide insight into our compensation philosophy, practices, plans and decisions. In summary:

•	We believe that rewards to our named executive officers should be competitive and based upon our pay-for-performance philosophy and as a result tie incentive program payouts to our financial performance.

•	Our compensation committee exercises its judgment and discretion when reviewing Partnership and individual performance relative to pre-determined financial and operational performance metrics.

•	For 2010, similar to 2009, we used cash awards under the Buckeye Partners, L.P. Annual Incentive Compensation Plan (“AIC Plan”), and equity-based performance unit awards under the Buckeye Partners 2009 Long-Term Incentive Plan (“LTIP”), to provide incentive based compensation to our named executive officers. AIC Plan awards and LTIP performance unit awards are based on the achievement of pre-established financial goals and, with respect to awards under the AIC Plan, individual performance appraisal ratings.

•	We made continued progress with respect to our best practices initiative and continued to increase the commercial focus of our workforce. In addition, we had an active year, completing the Merger, acquiring a marine terminal in Puerto Rico and a refined petroleum products terminal in Opelousas, Louisiana, and entering into an agreement to acquire Bahamas Oil Refining Company International Limited (“BORCO”), the owner of the fourth largest oil and petroleum products storage terminal in the world and the largest oil and petroleum products facility in the Caribbean.

•	We do not maintain formal employment agreements with our named executive officers (although Messrs. Smith and St.Clair have severance agreements). Base salaries and the receipt of awards under the LTIP and the AIC Plan are determined according to various compensation policies and review processes instituted by our compensation committee, including review of peer group data.

Our Compensation Philosophy

We believe a significant portion of the compensation for each of our named executive officers should be incentive-based to emphasize a pay-for-performance philosophy. Our named executive officer compensation program is structured to attract, retain and motivate skilled and experienced executives who can grow our business while maintaining our high standards of customer service and safety. The most important performance metric for us is whether our named executive officers can increase our distributable cash flow per LP Unit, while maintaining our high standards for safety, reliability and environmentally responsible operations. The best way to motivate our named executive officers to achieve this goal is to offer both short and long-term incentives, and the best way to align our executives’ interests with those of our unitholders is to use both cash and equity awards to provide those incentives.

The compensation program that our compensation committee designed to incentivize our named executive officers to implement the principles above includes the following elements:

•	annual base salary;

•	annual incentive cash compensation pursuant to our AIC Plan; and

•	long-term equity incentive awards issued pursuant to our LTIP, including phantom units and performance units.

We provide additional retirement and medical benefits for our named executive officers comparable to those provided by other companies in our industry of similar size, maturity and market capitalization. See the discussion below following the Summary Compensation Table under the heading “Retirement and Other Benefits” for more information.

Administration of Executive Compensation Programs and Methodology

Our compensation committee administers the compensation program for our executive officers, including our named executive officers. The compensation committee retained Mercer as its independent compensation consultant in 2009, and Mercer provided analysis to the compensation committee with respect to the 2010 compensation of our executive officers. Mercer was engaged by the compensation committee to provide an assessment of the competitiveness of executive compensation for our named executive officers. Mercer reported to the compensation committee directly and provided the compensation committee with an independent assessment of the compensation of executives at our peer companies in order to assist the compensation committee in determining whether the overall compensation packages for each of our named executive officers was competitive. This assessment consisted of analyzing the following components of compensation:

•	base salary;

•	target annual incentive compensation as a percentage of base salary;

•	target total cash compensation;

•	long-term incentives; and

•	total direct compensation.

For purposes of its analysis, Mercer utilized a peer group of pipeline/midstream publicly traded companies. The companies in the peer group were: Atlas Pipeline Holdings, L.P., Energy Transfer Partners, L.P., Genesis Energy, L.P., Global Partners LP, Inergy, L.P., Magellan Midstream Partners, L.P., NuStar Energy, L.P., Oneok Partners, L.P., Plains All American Pipeline, L.P. and Sunoco Logistics Partners L.P. Although the peer group data provided by Mercer provides useful comparisons, the compensation committee takes into account other factors as it deems appropriate and uses the data as a guide rather than a rule when establishing the compensation packages for our named executive officers.

In 2010, the Compensation Committee engaged Meridian to provide an assessment of the competitiveness of executive compensation for our executive officers and to assist the compensation committee in its setting of executive compensation for 2011. At this time, the engagement of Meridian is not expected to significantly impact our executive compensation policies for 2011.

Process and Timing of Compensation Decisions

The compensation committee reviews and approves all compensation for our executive officers, including our named executive officers. Early in each calendar year, our board of directors approves our financial objectives for the current year, and the compensation committee then factors them into its establishment of Partnership and any other objectives for each named executive officer under the AIC Plan. Generally, the compensation committee meets in the first quarter to determine the overall compensation package for each named executive officer for that year, including setting base salary, considering the grant of LTIP awards and establishing AIC Plan targets, in each case for the current year. Usually at the same meeting, the compensation committee reviews the degree to which we achieved the financial goals set by our board of directors, the degree to which each named executive officer achieved individual objectives and the degree to which each named executive officer contributed to our objectives, in each case for the prior year. In light of the compensation committee’s view that it is impossible to predict all factors that may require adjustments to compensation for a year in the first quarter of that year, the compensation committee also considers factors it deems appropriate for discretionary adjustments to compensation based on the events of the previous year. Based on these evaluations, the compensation committee approves AIC Plan payouts for the prior calendar year. As part of this process, our CEO provides a review of each other named executive officer’s performance for the prior year and makes recommendations to the compensation committee to assist it in determining the various components of compensation. Although the compensation committee utilizes this information, and values the CEO’s observations with regard to other named executive officers, the ultimate decisions regarding executive compensation are made by the compensation committee in accordance with its charter.

The compensation committee may review executive compensation at such other times during the year as it deems appropriate, such as in connection with new appointments or promotions during the year.

Base Salaries

The base salaries for our named executive officers are reviewed annually by the compensation committee. For 2010, we generally sought to position base salaries for our named executive officers in the 50th percentile range of salaries for comparable executives included in the peer group data provided by our compensation consultant. By structuring base salaries in this range, we are able to emphasize our pay-for-performance philosophy and reward our named executive officers through annual cash incentive compensation. However, we may establish base salary at a rate outside this range due to differences in experience, as well as variations in responsibilities, performance and ability. In establishing the base salary of each named executive officer, the compensation committee also takes into consideration the other aspects of such person’s compensation package, including both annual cash incentive awards and long-term equity incentive awards.

Based on the peer group data provided by our executive compensation consultant, the compensation committee determined that the base salaries of our named executive officers in 2010 should be slightly increased from their salaries in 2009 to better align them with the 50th percentile range of salaries for comparable executives. The base salaries of our named executive officers in 2010 were as follows:

Name	Base Salary 2010	Percentage Increase

Forrest E. Wylie	$450,000	12.5%
Keith E. St.Clair	$335,000	3.1%
Clark C. Smith	$335,000	3.1%
Robert A. Malecky	$250,000	2.6%
Khalid A. Muslih	$235,000	4.4%

All named executive officers’ base salaries are in a range competitive with the 50th percentile, or median, for comparable executive officers within our peer group.

Annual Cash Incentive Compensation

We maintain the AIC Plan, which is an annual incentive program that permits cash awards to certain employees, including our named executive officers, based on our overall financial performance relative to pre-established target award levels and satisfactory individual performance.

The objectives of the AIC Plan are:

•	to provide near-term incentives to achieve annual goals established for our employees that are considered important for organizational success; and

•	to reward performance with pay that varies in relation to the extent to which the pre-established performance goals are achieved.

All of our named executive officers participate in the AIC Plan and are eligible to receive cash incentive awards.

Under the AIC Plan for 2010, the compensation committee established a target award payout for each named executive officer. The following table shows the 2010 AIC Plan target for each named executive officer, determined as a percentage of his base salary:

		Incentive Award
		Target as	Incentive
	Base Salary	Percentage of	Award
Name	2010	Base Salary	Target

Forrest E. Wylie	$450,000	125%	$562,500
Keith E. St.Clair	$335,000	100%	$335,000
Clark C. Smith	$335,000	100%	$335,000
Robert A. Malecky	$250,000	100%	$250,000
Khalid A. Muslih	$235,000	100%	$235,000

The determination to pay the target award levels above to each named executive officer was based on the achievement of pre-established financial performance goals as well as individual performance. The named executive officer’s financial performance goals were tied to the financial performance of the Partnership on a consolidated basis measured in terms of Adjusted EBITDA (See Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2010 for a definition of, and a discussion on how our management uses, Adjusted EBITDA). For 2010, the Adjusted EBITDA target was $396.4 million. The AIC Plan provides discretion for the compensation committee to take into account extraordinary or unanticipated circumstances or events when determining whether a participant has achieved a target performance goal. As a result, although Buckeye’s Adjusted EBITDA for 2010 was $382.6 million, the compensation committee determined that the financial target was achieved under the AIC Plan for 2010 (which includes many employees other than the named executive officers), taking into account the impact on Adjusted EBITDA of expenses associated with the proposed Marcellus Union Pipeline project and acquisition activity in 2010, including the entry into an agreement to purchase BORCO, as well as the impact of the completion of the Merger.

After determining the level at which the financial performance goals for our named executive officers are achieved (which the compensation committee determined was 100% for 2010 awards), the compensation committee has the discretion to modify each named executive officer’s allocation based on the compensation committee’s appraisal of such named executive officer’s individual performance. For 2010 awards, the performance appraisal scale set forth below was used by the compensation committee for determining individual performance of our named executive officers (the same scale was used for all participants in the AIC Plan for 2010).

Rating	Performance	Description

5	Far Exceeds Expectations	This rating is for superior performance, which clearly and consistently exceeds expectations of what is required.
4	Exceeds Expectations	This rating is for highly effective and successful performance that consistently meets and frequently exceeds expectations of what is required.
3	Meets Expectations	This rating is for successful performance that consistently meets all expectations of what is required.
2	Sometimes Below Expectations	This rating is for performance that does not consistently meet expectations of what is required. Some expectations are met, but not consistently enough to result in fully successful job performance. Improvement in performance should be observed by the next rating period.
1	Far Below Expectations	This rating is for performance that clearly falls short of meeting expectations of what is required. This rating indicates a severe performance problem requiring immediate and marked improvement.

All named executive officers received either a 3 or 4 performance appraisal rating, which should result in an AIC Plan award of 80%-120% of the incentive award target based on the Partnership’s performance appraisal guidelines. Management recommended that Mr. Wylie receive an AIC Plan annual incentive award of $400,000 (approximately 71% of his target). The compensation committee took this recommendation into consideration, but in light of the Partnership’s performance and accomplishments during 2010 as a result of Mr. Wylie’s leadership, including completion of the Merger, continued progress with respect to its best practices initiative, and entering into an agreement to purchase BORCO, the compensation committee elected to award Mr. Wylie an annual incentive award of $450,000.

In addition, for each named executive officer in a commercial role (Messrs. Malecky and Muslih), our AIC Plan permits the payment of awards above target award levels based on the recommendation of our CEO taking into account the Partnership’s business circumstances. Our compensation committee believes this flexibility is a critical component of any short-term incentive program because it allows the compensation committee to recognize extraordinary or significant achievements in a changing environment. On the recommendation of the CEO, the compensation committee approved increases in Messrs. Malecky’s and Muslih’s annual incentive awards because they played an instrumental role in our 2010 mergers and acquisitions and business development transactions, including the acquisitions of BORCO and a petroleum products terminal in Yabucoa, Puerto Rico, that we expect to significantly enhance our commercial operations and the return to our unitholders.

As discussed above, for 2010, the compensation committee determined that AIC Plan financial performance targets had been achieved. As a result of this and based on performance appraisals of each named executive officer and, with respect to the named executive officers with commercial roles, their instrumental roles in 2010 mergers and acquisitions and business development transactions, on February 18, 2011, each of our named executive officers received annual incentive awards in the amounts set forth below.

			Increase in
			Annual Incentive
			Award for
		Percentage of	Participants in
	Incentive Award	Annual Incentive	Commercial	Actual Annual
Name	Target	Target Paid	Roles	Incentive Award

Forrest E. Wylie	$562,500	80.0%	n/a	$450,000
Keith E. St.Clair	$335,000	110.0%	n/a	$368,500
Clark C. Smith	$335,000	90.0%	n/a	$301,500
Robert A. Malecky	$250,000	110.0%	$125,000	$400,000
Khalid A. Muslih	$235,000	110.0%	$241,500	$500,000

Long-Term Incentive Awards

LTIP

We provide unit-based, long-term incentive compensation for certain employees, including our named executive officers, under our LTIP. Historically we provided long-term incentive compensation under the Buckeye Partners, L.P. Unit Option and Distribution Equivalent Plan (the “Option Plan”). Following the adoption of the LTIP in 2009, new grants under the Option Plan ceased.

The LTIP provides for equity awards in the form of phantom units and performance units, either of which may be accompanied by distribution equivalent rights (“DERs”). DERs provide the participant with a right to receive a cash payment per phantom unit or performance unit equal to distributions per LP Unit paid by us. DERs are paid on phantom units at the time we pay such distribution on LP Units. DERs on performance units will not be paid until such performance units have vested. Our phantom units generally vest after three years of service from the date of grant and entitle a participant to receive an LP Unit, without payment of an exercise price, upon vesting. Performance units are notional LP Units whose vesting is subject to the attainment of one or more performance goals during a performance period, and which entitle a participant to receive LP Units, without payment of an exercise price, upon vesting. Performance units generally vest over a three-year performance period and are paid out based on a performance multiplier ranging between 0% and

200%, determined on the actual performance compared to a pre-established performance goal, which is distributable cash flow per LP Unit for all outstanding performance units.

As a result of the Merger, approximately 20.0 million LP Units were issued, which resulted in dilution to unitholders and a significant adverse change to the calculation of distributable cash flow per LP Unit. Pursuant to administrative authority under the LTIP, the compensation committee determined that the distributable cash flow per LP Unit performance goals for performance units granted in both 2009 and 2010 should be proportionately adjusted downward to compensate for the effect of the LP Unit issuances in the Merger and to place each participant in substantially the same situation after the adjustment as such participant was in prior to the Merger. The pre-Merger and post-adjustment distributable cash flow per LP Unit performance goals for the 2009 and 2010 performance unit grants are set forth below:

Post-Adjustment
			Pre-Merger Performance		Performance Goal and
	Performance	Performance	Goal and Payout Multiplier		Payout Multiplier
Year of Grant	Measure	Period	Threshold	Stretch	Threshold	Stretch

2009	Distributable Cash Flow Per LP Unit	1/1/2009-12/31/2011	$4.39 50% Payout	$4.69 200% Payout	$4.00 50% Payout	$4.31 200% Payout
2010	Distributable Cash Flow Per LP Unit	1/1/2010-12/31/2012	$4.46 50% Payout	$4.86 200% Payout	$4.10 50% Payout	$4.51 200% Payout

The distributable cash flow per LP Unit for the last year of the respective performance period is used to measure whether the performance goal is achieved. The payout multiplier for performance below the threshold performance goal level is 0%. The payout multiplier for all other performance is determined on a linear scale, such that actual performance results falling between the threshold and stretch performance goals will result in payouts that are derived from ratable payout multipliers falling between the threshold payout multiplier (50%) and stretch payout multiplier (200%), with a target payout multiplier of 100%. For example, achievement of distributable cash flow per LP Unit exactly halfway between the threshold and stretch levels will result in a payout multiplier of 125%.

The fair market values of both the performance unit and phantom unit grants are based on the average of the high and low sale prices of our LP Units on the date of grant adjusted for an estimated forfeiture rate as appropriate. In making LTIP grants to our named executive officers the compensation committee considered:

•	peer group data;

•	each named executive officer’s contribution to our long-term health and growth;

•	retention considerations based on the assessment of each named executive officer’s contributions; and

•	other considerations that the compensation committee deemed relevant with respect to a named executive officer, including the accomplishment of the individual’s assigned objectives.

Based on these factors, the compensation committee approved the following grants of performance units and phantom units to our named executive officers on February 16, 2010:

	Performance Units
Name	Threshold	Target	Maximum	Phantom Units

Forrest E. Wylie	11,846	23,691	47,382	11,846
Keith E. St. Clair	5,035	10,069	20,138	5,034
Clark C. Smith	6,515	13,030	26,060	6,515
Robert A. Malecky	1,777	3,554	7,108	1,776
Khalid A. Muslih	1,777	3,554	7,108	1,776

For a more detailed description of the LTIP, including the circumstances under which the vesting of phantom units and performance units may be accelerated, please see the narrative discussion below entitled “Long-Term Incentive Plan” following the 2010 Grants of Plan-Based Awards Table.

Override Units

BGH GP granted certain limited liability company interests, called override units, to certain named executive officers and other members of management in 2007 and 2009. On December 31, 2010, BGH GP distributed a portion of the LP Units that it received in the Merger to the named executive officers and other members of management in exchange for certain of their override units. The board of directors of BGH GP determined the number of override units awarded to our named executive officers and other members of management, the vesting schedules of those override units and the number of LP Units that were distributed in exchange for certain of those override units. The LP Units that were distributed reduced BGH GP’s ownership interest in us, but did not dilute the ownership interest of any other owners of our LP Units. The override units were not awarded by us and they do not constitute a cash expense to us, but we have recorded non-cash compensation expense related to the override units. Our compensation committee did not take such awards into consideration when setting named executive officer compensation due to the non-recurring nature of the distribution and the compensation committee’s desire to maintain consistency within the compensation programs it administers. A description of the override units granted to our named executive officers and their vesting schedules is contained in the narrative discussion following the Summary Compensation Table below.

Non-Qualified Deferred Compensation

Deferral Plan

We maintain the Buckeye Partners, L.P. Unit Deferral and Incentive Plan (the “Deferral Plan”). All of our named executive officers participate in the Deferral Plan. The Deferral Plan provides eligible employees, including our named executive officers, the opportunity to defer up to 50% of any cash award they would otherwise receive under the AIC Plan or other discretionary bonus program. Participants who elect to defer a portion of their cash awards are credited with deferral units equal in value to the amount of their cash award deferral. Under the Deferral Plan, participants are also credited with one matching unit for each deferral unit they receive. Both deferral units and matching units are phantom units governed by the LTIP, and are subject to service-based vesting restrictions. Participants are also entitled to DERs on each unit they receive pursuant to the Deferral Plan. Deferral units and matching units are settled in LP Units reserved under the LTIP.

In December 2010, each of our named executive officers elected to defer 50% of all cash awards to be received by them under the AIC Plan and pursuant to discretionary bonuses, except for Messrs. Malecky and St.Clair, who elected to defer 40% and 25% of their cash awards, respectively. The value of the cash incentive awards that were deferred under the Deferral Plan are reported in our Summary Compensation Table below because they were earned by each named executive officer in 2010. The matching units that will be credited to our named executive officers in 2011 as a result of the deferral are not reported in the 2010 Grants of Plan-Based Awards Table below because SEC guidance requires us to report equity grants in the year in which they are granted. As a result, such matching units will appear in the 2011 Grant of Plan-Based Awards Table.

A more detailed description of the Deferral Plan, including a description of the acceleration of vesting of deferral and matching units, is contained in the narrative discussion entitled “Unit Deferral and Incentive Plan” following the 2010 Grants of Plan-Based Awards Table.

Benefit Equalization Plan

All of our named executive officers received non-qualified deferred compensation in 2010 in the form of contributions by us to their Benefit Equalization Plan accounts. The Benefit Equalization Plan is a non-qualified deferred compensation plan. It provides that any employee whose company contributions to qualified pension and savings plans have been limited due to IRS limits on compensation allowable for calculating benefits under qualified plans will receive an equivalent benefit under the Benefit Equalization Plan for company-contributed amounts they would have received if there were no IRS limits. A more detailed description of the Benefit Equalization Plan is contained in the narrative discussion below following the “2010 Nonqualified Deferred Compensation Table.”

Other Benefits

Named executive officers are generally eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life, short and long-term disability, and supplemental insurance, the Buckeye Pipe Line Services Company Employee Stock Ownership Plan (the “ESOP”) and our retirement and savings plan, in each case on the same basis as other employees, subject to applicable laws. We also provide vacation and other paid holidays to all employees, including our named executive officers. In connection with their hiring, each of Mr. St.Clair and Mr. Smith received relocation benefits consistent with our relocation program for all executives. See the discussion below following the Summary Compensation Table under the heading “Retirement and Other Benefits” for more information.

Employment, Severance and Change in Control Arrangements

None of our named executive officers have employment agreements. However, all of our named executive officers have severance and change in control arrangements that provide for severance payments upon termination of employment with or without a change in control. Messrs. St.Clair and Smith also are entitled to severance if they resign for good reason, as defined under their respective agreements. Messrs. Wylie, Malecky and Muslih each are entitled to severance under the Severance Pay Plan for Employees of Buckeye Pipe Line Services Company. Messrs. St.Clair and Smith have individual severance agreements that were negotiated in connection with their hiring, and that were entered into on November 10, 2008 and February 17, 2009, respectively. The compensation committee approved these severance and change in control arrangements because the compensation committee believes that these benefits are appropriate for the caliber of executives hired and for the size of our company. In addition, the compensation committee desired to alleviate the financial hardships which may be experienced by the executives if their employment is terminated under specified circumstances and to reinforce and encourage the continued attention and dedication of those executives to their assigned duties, notwithstanding the potential impact a change in control transaction could have on their respective careers or positions. For more details regarding the terms of the severance, and change in control arrangements see “Payments upon Termination or Change in Control” below.

Report of the Compensation Committee

In light of the foregoing, as required by Item 407(e)(5) of Regulation S-K, our compensation committee has reviewed and discussed the Compensation Discussion and Analysis with our management and, based on such review and discussions, has recommended to the board of directors of our general partner that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS OF
BUCKEYE GP LLC

Oliver G. Richard, III, Chair
Joseph A. LaSala, Jr.
Mark C. McKinley

Executive Compensation

Summary Compensation Table

					Non-Equity
				Unit	Incentive Plan	All Other
Name and		Salary	Bonus	Awards	Compensation	Compensation	Total
Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)

Forrest E. Wylie	2010	436,538	—	9,884,213	450,000	157,494	10,928,245
Chairman and Chief	2009	400,000	100,000	558,525	400,000	53,819	1,512,344
Executive Officer	2008	400,000	—	—	—	40,000	440,000
Keith E. St.Clair	2010	332,308	—	2,225,103	368,500	112,105	3,038,016
Senior Vice President	2009	325,000	101,600	1,203,850	325,000	178,646	2,134,096
and Chief Financial Officer	2008	37,500	72,000	—	—	1,875	111,375
Clark C. Smith	2010	332,308	—	2,616,664	301,500	123,383	3,373,855
President and Chief Operating Officer	2009	280,000	175,200	1,229,235	325,000	73,857	2,083,292
Robert Malecky	2010	248,305	—	2,265,294	400,000	198,088	3,111,687
Vice President, Customer Service	2009	243,706	243,706	152,315	121,853	107,219	868,799
Khalid A. Muslih	2010	232,308	—	2,251,254	500,000	68,945	3,052,507
Vice President, Corporate Development	2009	223,261	225,000	152,315	112,500	41,758	754,834

(1)	Represents discretionary bonuses paid. Messrs. Malecky and Muslih deferred $60,927 and $56,250, respectively, of their 2009 discretionary bonuses pursuant to the Deferral Plan, and in February 2010 received phantom units, including both deferral units and matching units, issued under the LTIP as a result of the deferral.

(2)	Amounts reflect the (i) the grant date fair value (computed in accordance with FASB ASC Topic 718) of phantom unit awards and performance unit awards under the LTIP in 2009 and 2010, matching units issued in 2010 under the LTIP as a result of a deferral of 2009 AIC Plans awards pursuant to the Deferral Plan and the override units granted by BGH GP in 2009 and (ii) the incremental fair value of BGH GP’s exchange of LP Units for the named executive officer’s outstanding Value A and Operating override units (computed in accordance with FASB ASC Topic 718). For a discussion of the valuations of the performance units and phantom units, please see the discussion in Note 18 in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2010. With respect to the LP Units that were distributed in exchange for the Operating override units, the valuation of the benefit the named executive officer received in exchange was equal to the incremental fair value of the LP Units received over the calculated fair value of the Operating units immediately prior to the exchange. With respect to the LP Units that were distributed in exchange for the Value A override units, the valuation of the LP Units received in the exchange was measured as the fair value of the LP Units at the time of the exchange. See the narrative discussion below titled “BGH GP Holdings, LLC Override Units” for a discussion of the assumptions used in the valuation of the fair value of the override units as well as the exchange of certain of the override units for LP Units.

The table below details the unit awards set forth above:

								LP Units
								Received
								in
								Exchange
								for
						Override	Override	Override
		Performance	Phantom	Matching	Override	Value	Value	Value A
		Unit	Unit	Unit	Operating	A Unit	B Unit	and
		Award	Award	Award	Unit	Value	Value	Operating	Total
Name	Year	Value ($)	Value ($)	Value ($)	Value ($)	($)	($)	Units ($)	($)

Forrest E. Wylie	2010	1,323,379	661,718	249,989	—	—	—	7,649,127	9,884,213
	2009	372,350	186,175	—	—	—	—	—	558,525
	2008	—	—	—	—	—	—	—	—
Keith E. St.Clair	2010	562,454	281,199	106,616	—	—	—	1,274,834	2,225,103
	2009	287,718	143,840	—	354,808	247,516	169,968	—	1,203,850
	2008	—	—	—	—	—	—	—	—
Clark C. Smith	2010	727,856	363,928	250,046	—	—	—	1,274,834	2,616,664
	2009	304,629	152,314	—	354,808	247,516	169,968	—	1,229,235
Robert A. Malecky	2010	198,526	99,207	182,754	—	—	—	1,784,807	2,265,294
	2009	101,543	50,772	—	—	—	—	—	152,315
Khalid A. Muslih	2010	198,526	99,207	168,714	—	—	—	1,784,807	2,251,254
	2009	101,543	50,772	—	—	—	—	—	152,315

The vesting of the performance units is subject to the attainment of a pre-established distributable cash flow per LP Unit performance goal during the third year of a three fiscal year period. The grant date fair value of the performance awards reflected in the Summary Compensation Table is based on a target payout of such awards, using the average of the high and low trading prices for our LP Units on the date of grant ($55.86 for 2010 grants and $39.055 for 2009 grants). If there is maximum payout under the 2010 performance unit awards, the values of Messrs. Wylie, St.Clair, Smith, Malecky and Muslih’s 2010 performance unit awards would be $2,646,759, $1,124,909, $1,455,712, $397,053 and $397,053, respectively. If there is maximum payout under the 2009 performance unit awards, the values of Messrs. Wylie, St.Clair, Smith, Malecky and Muslih’s 2009 performance unit awards would be $744,701, $575,436, $609,258, $203,086 and $203,086, respectively.

(3)	Represents annual incentive awards paid under the AIC Plan based on the achievement of pre-established financial performance goals and individual performance goals. Messrs. Wylie, St.Clair, Smith, Malecky and Muslih deferred $225,000, $92,125, $150,750, $160,000 and $250,000, respectively, of their 2010 AIC Plan awards pursuant to the Deferral Plan and received phantom units, including both deferral units and matching units, issued under the LTIP as a result of the deferral. Messrs. Wylie, St.Clair, Smith, Malecky and Muslih deferred $250,000, $106,650, $250,100, $121,853 and $112,500, respectively, of their 2009 AIC Plan awards pursuant to the Deferral Plan and received phantom units, including both deferral units and matching units, issued under the LTIP as a result of the deferral. In accordance with SEC guidance, the values of the deferral units received in connection with the 2010 AIC Plan award deferrals are disclosed on the “2010 Grants of Plan-Based Awards Table” in the Estimated Possible Payouts Under Non-Equity Incentive Plan Awards column. The matching units received in connection with the 2010 AIC Plan award deferrals will appear in the “Grants of Plan-Based Awards Table” that will be included in our 2012 Annual Meeting Proxy Statement.

(4)	For each named executive officer, the amounts in the column labeled “All Other Compensation” consist of:

		Savings			Benefit
		Plan		Distribution	Equalization	Director		Total All
	Fiscal	Contributions	ESOP	Equivalents	Plan	Fees	Relocation	Other
Named Executive Officer	Year	($)(a)	($)(b)	($)(c)	($)(d)	($)(e)	($)(g)	Compensation

Forrest E. Wylie	2010	24,500	—	88,839	44,155	—	—	157,494
	2009	24,500	—	13,050	16,269	—	—	53,819
	2008	23,000	—	—	17,000	—	—	40,000
Keith E. St.Clair	2010	24,500	—	44,130	40,729	—	2,746	112,105
	2009	24,500	—	10,082	15,825	—	128,239	178,646
	2008	1,875	—	—	—	—	—	1,875
Clark C. Smith	2010	24,500	—	65,137	33,746	—	—	123,383
	2009	22,188	—	10,676	—	8,750	32,243	73,857
Robert A. Malecky	2010	12,250	37,146	103,232	45,460	—	—	198,088
	2009	12,250	6,945	52,684	35,340	—	—	107,219
Khalid A. Muslih	2010	24,500	—	28,836	15,609	—	—	68,945
	2009	24,500	—	3,559	13,699	—	—	41,758

(a)	Amounts represent a 5% company contribution to the Retirement and Savings Plan (the “Services Company Retirement and Savings Plan”) for each of the named executive officers on wages of up to $245,000 for 2010, $245,000 for 2009 and $230,000 for 2008. Messrs. Wylie, St.Clair, Smith and Muslih also receive a dollar-for-dollar matching contribution on their contributions to the retirement and savings plan up to 5% of their pay.

(b)	Amounts represent the value of Services Company stock allocated to each named executive officer who participated in the ESOP during 2010, in accordance with the terms of the ESOP described in the accompanying narrative.

(c)	Amounts represent the distribution equivalents paid during 2010 on unvested phantom unit awards granted under the LTIP and held by the named executive officer. Pursuant to the LTIP, distribution equivalents for any period are determined by multiplying the number of outstanding unvested phantom units by the per LP Unit cash distribution paid by us on our LP Units for such period. For Mr. Malecky, amount also includes $49,125 and $72,975 in payment of distribution equivalents under the Option Plan in 2009 and 2010, respectively. Pursuant to the Option Plan, distribution equivalents were calculated by multiplying (i) the number of our LP Units subject to such options that vested in the stated period by (ii) 100% of our aggregate per LP Unit regular quarterly distribution during the three year option vesting period.

(d)	Amounts represent contributions to the named executive officer’s account under the Benefit Equalization Plan. A description of the plan and the amounts of contributions credited to each named executive officer’s account in 2010 are set forth in the “2010 Nonqualified Deferred Compensation Table” and the accompanying narrative discussion below.

(e)	Amount represents fees paid to Mr. Smith for his service as a director of Buckeye GP in 2009 prior to his resignation from the board of directors of Buckeye GP on February 17, 2009.

Employment Agreements

None of our named executive officers currently have employment agreements (Messrs. Smith and St.Clair, however, have severance agreements), but our named executive officers are entitled to certain payments upon termination of employment or change in control which are described in more detail below under the heading “Payments Upon Termination or Change in Control.”

BGH GP Holdings, LLC Override Units

BGH GP granted limited liability company interests in BGH GP, called override units, to Messrs. St.Clair and Smith on July 27, 2009. On June 25, 2007, BGH GP granted override units to Messrs. Wylie, Malecky and Muslih. The override units were not awarded by our compensation committee, they are not paid by us, and they do not constitute a cash expense to us, but we incur non-cash expense charges related to the override units. Three types of override units were issued: Value A units, Value B units and Operating units. On December 31, 2010, the named executive officers exchanged all of their Value A units and Operating units for a distribution of a portion of the LP Units that BGH GP received in the Merger. Subsequent to the exchange on December 31, 2010, only one type of override unit remained outstanding: Value B units. Information regarding the override units that BGH GP has granted to our named executive officers as well as LP Units our named executive officers received in the December 31, 2010 exchange is set forth below:

				LP Units
				Issued In
				Exchange for
				Value A and
	Value A	Value B	Operating	Operating
Named Executive Officer	Units (#)(1)	Units (#)(1)	Units (#)(1)	Units(2)

Forrest E. Wylie	637,381	637,381	637,381	196,688
Keith E. St.Clair	106,230	106,230	106,230	32,781
Clark C. Smith	106,230	106,230	106,230	32,781
Robert A. Malecky	148,722	148,722	148,722	45,894
Khalid A. Muslih	148,722	148,722	148,722	45,894

(1)	Grant date of June 25, 2007 for Messrs. Wylie, Malecky, and Muslih and grant date of July 27, 2009 for Messrs. St.Clair and Smith.

(2)	Exchange occurred on December 31, 2010.

Fair Value of Override Units

Date	Value A	Value B	Operating

June 25, 2007	$2.07	$1.17	$3.42
July 27, 2009	$2.33	$1.60	$3.34
December 31, 2010	$4.47	$1.25	$8.71

Forfeiture

The Value B units are generally subject to forfeiture upon the occurrence of certain events before benchmark dates, which events and dates vary based on the grantee. The Value B units owned by a named executive officer are subject to forfeiture if:

•	such named executive officer’s employment is terminated for cause;

•	such named executive officer’s employment is terminated due to death, disability or retirement; or

•	such named executive officer’s employment is terminated for any other reason prior to the occurrence of an exit event (as defined below) or the entry into a definitive agreement that would result in an exit event and an exit event does not occur within one year after the termination of employment.

For the purposes of this discussion, an “exit event” generally includes the sale by ArcLight Capital Partners, LLC (“ArcLight”), Kelso & Company (“Kelso”) and their affiliates of their interests in BGH GP, the sale of substantially all the assets of BGH GP and its subsidiaries, or any other “extraordinary” transaction that the board of directors of BGH GP determines is an exit event.

The table below sets forth the percentages of each named executive officer’s Value B units that are subject to forfeiture upon the occurrence of certain events prior to the dates set forth in the table.

			Time Since Date of the Grant of Override Units
		Reason for	Before	1	18	2	30	3	42	4+
Named Executive Officer	Unit Type	Forfeiture*	1 Year	Year	Months	Years	Months	Years	Months	Years

Forrest E. Wylie	B Units	Cause	100%	100%	100%	100%	100%	100%	100%	100%
		DDR	100%	75%	62.50%	50%	37.50%	25%	12.50%	0%
		Other	100%	100%	100%	100%	100%	100%	100%	100%
Keith E. St.Clair, Clark C. Smith, Robert A. Malecky and Khalid A. Muslih	B Units	Cause	100%	100%	100%	100%	100%	100%	100%	100%
		DDR	100%	100%	100%	100%	100%	100%	100%	100%
		Other	100%	100%	100%	100%	100%	100%	100%	100%

*	“Cause” means termination of employment for cause. “DDR” means termination of employment due to death, disability or retirement. Upon Mr. Wylie’s retirement (as opposed to the termination of his employment upon death or disability), all of his Value B units will be forfeited. “Other” means termination of employment for any other reason.

Distributions

The Value B units are entitled to share in distributions made by BGH GP under the circumstances set forth below.

The Value B units may only participate in distributions if the members of BGH GP that are affiliated with ArcLight and Kelso (collectively referred to as the “ArcLight Kelso Members”) receive an internal rate of return (compounded annually) of at least 10% and the ArcLight Kelso investment multiple is equal to or greater than 2.0. The ArcLight Kelso investment multiple is generally the sum of all the distributions the ArcLight Kelso Members have received from BGH GP prior to the time in question, divided by the total amount of capital contributions to BGH GP that the ArcLight Kelso Members have made prior to such time.

Additionally, all distributions on the Value B units are subject to the following performance criteria:

•	if the ArcLight Kelso investment multiple is 3.5 or more, all Value B units participate in distributions; and

•	if the ArcLight Kelso investment multiple is greater than 2.0 but less than 3.5, a percentage of the Value B units will participate in distributions based generally on a sliding scale with 0% participating at the 2.0 level and 100% participating at the 3.5 level.

In addition to the forfeiture provisions described under the heading “Forfeiture” above, upon the occurrence of an exit event, any Value B units that have not become eligible to participate in distributions in accordance with the criteria described above, and do not become eligible to participate in such distributions in connection with such exit event, will be forfeited without payment.

Distributions on the Value B units may be made as a result of an exit event or, from time to time prior to an exit event, when and as declared by the board of directors of BGH GP (we refer to distributions declared prior to an exit event as interim distributions). Distributions are generally made pro rata to each officer who is a member of the LLC based on the number of LLC units held by such member, except that the amounts of any distribution to our officers in respect of each Value B unit shall be reduced and distributed to the other members of BGH GP until the cumulative amount withheld and redistributed for such Value B unit equals a “benchmark amount.” The benchmark amount of all Value B units held by our named executive officers is $10.00, but is subject to adjustment under certain circumstances. Holders of Value B units that become eligible to participate in distributions upon satisfaction of the performance criteria summarized above are entitled to cumulative priority “catch up distributions” in respect of earlier interim distributions not made on those Value B units upon a subsequent interim distribution or a distribution in connection with an exit event.

Determination of Fair Value

We valued the override units using the Monte Carlo simulation method that incorporates the market-based vesting condition into the grant date fair value of the unit awards as required by FASB ASC Topic 718. The Monte Carlo simulation is a procedure to estimate future equity value from the time of the valuation date of June 25, 2007, July 27, 2009 or December 31, 2010, as applicable, to the exit event using the following assumptions:

•	Current Equity Value of $10.00 per unit or total equity of $439.00 million at June 25, 2007 and $439.06 million July 27, 2009 and based on the initial capital contributions made by the equity investors into BGH;

•	Current Equity Value of $19.35 per unit or total equity of $822.2 million at December 31, 2010 based primarily on the fair value of LP Units that BGH GP received in the Merger;

•	Expected life of 5.5 years for the 2007 valuation, 3.4 years for the 2009 valuation and 1.0 year for the 2010 valuation based on the historical average holding period for similar investments;

•	Risk Free Rate of 4.92% for the June 25, 2007 valuation, 1.84% for the July 27, 2009 valuation and 0.29% for the December 31, 2010 valuation based on the U.S. constant maturity treasury rate for a term corresponding to the expected life of the override units;

•	Volatility of 26% for the June 25, 2007 valuation, 45% for the July 27, 2009 valuation and 25% for the December 31, 2010 valuation. Since BGH GP’s primary asset was its ownership interest in BGH, volatility was estimated by using the volatility of BGH, along with comparisons to the volatility of other firms in the same industry as BGH over a period equal to the expected life of the override units; and

•	Because the likelihood of an interim distribution was not probable due to the rigorous performance criteria, dividends of zero were assumed.

Requirements With Respect to Non-Competition and Non-Solicitation

The limited liability company agreement of BGH GP provides that, for a certain period of time, holders of the override units, which includes our named executive officers (referred to as the “Management Members”), may not become associated with or employed by any entity that is actively engaged in any geographic area in which BGH, Buckeye GP, we or any of our subsidiaries (collectively, the “Buckeye Entities”) do business in any business that is either in competition with the business of the Buckeye Entities conducted at any time during the 12 months preceding the date such Management Member ceases to hold any equity interest in BGH GP or proposed to be conducted by the Buckeye Entities in the Buckeye Entities’ business plan as in effect as of the date such Management Member ceases to hold any equity interest in BGH GP.

The limited liability company agreement further provides that no Management Member shall directly or indirectly induce any employee of the Buckeye Entities to terminate employment with the Buckeye Entities or otherwise interfere with the employment relationship of the Buckeye Entities with any person who is or was employed by the Buckeye Entities. In addition, the limited liability company agreement prohibits any Management Member from soliciting or otherwise attempting to establish for himself any business relationship with any person who is, or at any time during the 12-month period preceding the date such Management Member ceases to hold any equity interest in BGH GP was, a customer, client or distributor of the Buckeye Entities.

Retirement and Other Benefits

The majority of our regular full-time employees hired before September 16, 2004 (including Mr. Malecky) participate in Services Company’s ESOP, which is a qualified plan. As of the record date, Services Company owned approximately 1.4 million of our LP Units. The ESOP owns all of the outstanding common stock of Services Company, or approximately 1.4 million shares. Accordingly, one share of Services Company common stock is generally considered to have a value equal to one of our LP Units. Under the ESOP, Services Company common stock is allocated to employee accounts quarterly. Individual employees are allocated shares based on the ratio of their eligible compensation to the aggregate eligible compensation of all ESOP participants. Eligible compensation generally includes base salary, overtime payments and certain bonuses. Upon termination of the employee’s employment, the value of shares accumulated by an employee in the ESOP is payable to the employee or transferable to other qualified plans in accordance with the terms of the ESOP plan.

Services Company also sponsors a Retirement and Savings Plan through which it provides retirement benefits for substantially all of its regular full-time employees (including our named executive officers), except those covered by certain labor contracts. The Retirement and Savings Plan consists of two components. Under the first component, Services Company contributes 5% of each eligible employee’s covered salary to an employee’s separate account maintained in the Retirement and Savings Plan. Under the second component, for all employees not participating in the ESOP, Services Company makes a matching contribution into the employee’s separate account for 100% of an employee’s contribution to the Retirement and Savings Plan up to 6% of an employee’s eligible covered salary. Prior to March 27, 2011, for Services Company employees who participate in the ESOP, Services Company did not make a matching contribution. Each of our named executive officers receives the contribution equal to 5% of his salary (subject to certain IRS limits) annually, and these amounts vest ratably over a five year period. Because Mr. Malecky participates in the ESOP, we did not make any matching contributions to the Retirement and Savings Plan on his behalf prior to March 27, 2011. Because Messrs. Wylie, St.Clair, Smith and Muslih do not participate in the ESOP, we did make matching contributions to the Retirement and Savings Plan on their behalf during 2010.

Services Company also sponsors a Benefit Equalization Plan, which is described in detail in the narrative discussion following the “2010 Nonqualified Deferred Compensation Table” below.

2010 Grants of Plan-Based Awards Table

		Estimated
		Possible
		Payouts				All Other
		Under				Stock
		Non-Equity				Awards:		Grant Date
		Incentive				Number		Fair Value
		Plan	Estimated Future Payouts			of Shares		of Stock and
		Awards(1)	Under Equity Incentive Plan Awards(2)			of Stock		Options
		Target	Threshold	Target	Maximum	or Units		Awards
Name	Grant Date	($)	(#)	(#)	(#)	(#)		($)

Forrest E. Wylie		562,500
	February 16, 2010		11,846	23,691	47,382			1,323,379	(4)
	February 16, 2010					11,846	(3)	661,718	(5)
	February 18, 2010					4,380	(6)	249,989	(7)
Keith E. St.Clair		335,000
	February 16, 2010		5,035	10,069	20,138			562,454	(4)
	February 16, 2010					5,034	(3)	281,199	(5)
	February 18, 2010					1,868	(6)	106,616	(7)
Clark C. Smith		335,000
	February 16, 2010		6,515	13,030	26,060			727,856	(4)
	February 16, 2010					6,515	(3)	363,928	(5)
	February 18, 2010					4,381	(6)	250,046	(7)
Robert A. Malecky		250,000
	February 16, 2010		1,777	3,554	7,108			198,526	(4)
	February 16, 2010					1,776	(3)	99,207	(5)
	February 18, 2010					3,202	(6)	182,754	(7)
Khalid A. Muslih		235,000
	February 16, 2010		1,777	3,554	7,108			198,526	(4)
	February 16, 2010					1,776	(3)	99,207	(5)
	February 18, 2010					2,956	(6)	168,714	(7)

(1)	Represents annual incentive awards granted pursuant to the AIC Plan, with payment contingent on Buckeye’s achievement of pre-established financial performance goals and each named executive officer’s individual performance. The 2010 awards provided for a single payout. Messrs. Wylie, St.Clair, Smith, Malecky and Muslih deferred $225,000, $92,125, $150,750, $160,000 and $250,000, respectively, of their 2010 AIC Plan awards pursuant to the Deferral Plan and received phantom units, including both deferral units and matching units, issued under the LTIP as a result of the deferral. In accordance with SEC guidance, the values of the deferral units are included in this column. The matching units will appear on the “2011 Grants of Plan-Based Awards Table” that will be included in our 2012 Annual Meeting Proxy Statement.

(2)	Represents grants of performance units under the LTIP. See “Long-Term Incentive Plan” below. The vesting of the performance units are subject to the attainment of a pre-established distributable cash flow per LP Unit performance goal during the third year of a three fiscal year period, which for 2009 awards means the three year period ending December 31, 2011 and, for 2010 awards, means the three year period ending December 31, 2012. The grant date fair value of the performance units awards reflected in the table is based on a threshold payout of such awards.

(3)	Represents grants of phantom units under the LTIP. See “Long-Term Incentive Plan” below.

(4)	The grant date fair value of these awards is based on a target payout of such awards (computed in accordance with FASB ASC Topic 718), using the average of the high and low trading prices for our LP Units on the date of grant ($55.86). If there is maximum payout under the 2010 performance unit awards, the values of Messrs. Wylie, St.Clair, Smith, Malecky and Muslih’s 2010 performance unit awards would be $2,646,759, $1,124,909, $1,455,712, $397,053 and $397,053, respectively.

(5)	The grant date fair value of these awards is computed in accordance with FASB ASC Topic 718 using the average of the high and low trading prices for our LP Units on the date of grant ($55.86).

(6)	Represents the grant of matching phantom units issued under the LTIP as a result of the deferral of 2009 discretionary bonus and 2009 AIC Plan awards pursuant to the Deferral Plan. The matching units were issued as a result of deferrals by Messrs. Wylie, St.Clair, Smith, Malecky and Muslih of $250,000, $106,650, $250,100, $121,853 and $112,500, respectively, of their 2009 AIC Plan awards and the deferrals by Messrs. Malecky and Muslih of $60,927 and $56,250, respectively, of their 2009 discretionary bonuses.

(7)	The grant date fair value of these awards is computed in accordance with FASB ASC Topic 718 using the average of the high and low trading prices for our LP Units on the date of grant ($57.075).

Long-Term Incentive Plan

The LTIP, which is administered by the compensation committee of the board of directors of our general partner, provides for the grant of phantom units, performance units and in certain cases, DERs. Phantom units are notional LP Units whose vesting is subject to service-based restrictions or other conditions, and performance units are notional LP Units whose vesting is subject to the attainment of one or more performance goals. DERs are rights to receive a cash payment per phantom unit or performance unit, as applicable, equal to the per unit cash distribution we pay on our LP Units. DERs are paid on phantom units at the time we pay such distribution on LP Units. DERs on performance units will not be paid until such performance units have vested.

In the event we experience a change in control while a participant is employed by, or providing services to us, Buckeye GP, or any affiliate and (i) the participant is terminated without cause during the eighteen-calendar-month period following a change in control or (ii) the participant resigns for good reason during or shortly after such period, a participant’s phantom units (and any unpaid DERs) will immediately vest and be paid within the 30-day period following the termination of employment and performance units (and any associated DERs) will vest and be paid based on a payout performance multiplier of 100% within the 30-day period following the termination of employment. For purposes of the LTIP, a “change in control” generally means:

•	the sale or disposal by the Partnership of all or substantially all of its assets; or

•	the merger or consolidation of the Partnership with or into another partnership, corporation or other entity, other than a merger or consolidation in which the unitholders immediately prior to such transaction retain at least a 50% equity interest in the surviving entity; or

•	the occurrence of one or more of the following events:

•	Buckeye GP ceases to be the sole general partner of the Partnership;

•	BGH ceases to own and control, directly or indirectly, 100% of the outstanding equity interests of Buckeye GP;

•	MainLine Management LLC (“MainLine Management”) ceases to be the sole general partner of BGH; or

•	BGH GP ceases to own and control, directly or indirectly, 100% of the outstanding equity interests of MainLine Management;

provided, however, that none of the four events described above will constitute a change in control if, following such event, either ArcLight or Kelso possess, or both ArcLight and Kelso collectively possess, directly or indirectly, the power to direct or cause the direction of the management and policies of the Partnership, whether through the ownership of voting securities, by contract, or otherwise; or

•	the failure of ArcLight and Kelso collectively to possess, directly or indirectly, the power to direct or cause the direction of the management and policies of the Partnership, whether through the ownership of voting securities, by contract, or otherwise.

The completion of the Merger represented a change in control.

“Cause” generally means a finding by the compensation committee that the participant:

•	has materially breached his or her employment, severance or service contract with us;

•	has engaged in disloyalty to us, including, without limitation, fraud, embezzlement, theft, commission of a felony or proven dishonesty;

•	has disclosed trade secrets or our confidential information to persons not entitled to receive such information; or

•	has breached any written non-competition, non-solicitation, invention assignment or confidentiality agreement between us and the participant.

“Good Reason” generally means the occurrence, without the participant’s express written consent, of any of the following events during the eighteen-calendar-month period following a change in control, or the change in control period:

•	a substantial adverse change in the participant’s duties or responsibilities from those in effect on the date immediately preceding the first day of the change in control period;

•	a material reduction in the participant’s annual rate of base salary or annual bonus opportunity as in effect immediately prior to commencement of a change in control period; or

•	requiring the participant to be based at a location more than 100 miles from the participant’s primary work location as it existed on the date immediately preceding the first day of the change in control period, except for required travel substantially consistent with the participant’s present business obligations.

The number of LP Units that may be granted under the LTIP may not exceed 1,500,000, subject to certain adjustments. The number of LP Units that may be granted to any one individual in a calendar year may not exceed 100,000. If awards are forfeited, terminated or otherwise not paid in full, the LP Units underlying such awards will again be available for purposes of the LTIP. Persons eligible to receive grants under the LTIP are (i) officers and employees of us, Buckeye GP and any of our affiliates and (ii) independent members of the board of directors of Buckeye GP or of MainLine Management. Phantom units or performance units may be granted to participants at any time as determined by the compensation committee.

The fair values of both the performance unit and phantom unit grants are based on the average market price of our LP Units on the date of grant computed in accordance with FASB ASC Topic 718. Compensation expense equal to the fair value of those performance unit and phantom unit awards that actually vest is estimated and recorded over the period the grants are earned, which is the vesting period. Compensation expense estimates are updated periodically. The vesting of the performance unit awards is also contingent upon the attainment of predetermined performance goals, which, depending on the level of attainment, could increase or decrease the value of the awards at settlement. Quarterly distributions paid on DERs associated with phantom units are recorded as a reduction of our Limited Partners’ Capital on our consolidated balance sheets.

Unit Deferral and Incentive Plan

The Deferral Plan provides eligible employees the opportunity to defer up to 50% of any cash award they would otherwise receive under the AIC Plan or other discretionary bonus program. Participants who elect to defer a portion of their bonus are credited with deferral units equal in value to the amount of their cash award deferral. Participants are also credited with a matching unit for each deferral unit they are granted. Both deferral units and matching units are phantom units based on LP Units and subject to service-based vesting restrictions. Participants are entitled to DERs on each unit they receive pursuant to the Deferral Plan, which provide named executive officers with the right to receive payments based on distributions we make on LP Units. Deferral units and matching units are settled in LP Units reserved under the LTIP.

Persons eligible to participate in the Deferral Plan are regular full-time salaried employees who have a base salary equal to or in excess of $150,000 (or such other amount as determined by the compensation committee) and who have been selected by the compensation committee to participate in the Deferral Plan. The number of deferral units and matching units that may be granted under the Deferral Plan is limited by the number of LP Units that may be granted under the LTIP, subject to certain adjustments.

Deferral elections under the Deferral Plan must be made no later than December 31st of the plan year prior to the date the applicable bonus would otherwise be paid. Once a deferral election is made for a plan year, it becomes irrevocable and cannot be cancelled or changed for that plan year. A participant becomes 100% vested in deferral units and matching units credited to his or her unit account during a plan year on the first day of the plan year that is three years after the plan year that the deferral units and matching units are credited to his or her unit account, provided that the participant is continuously employed by, or continuously provides services to us through that date. For example, deferral units and matching units that are credited to a participant’s unit account in 2011 will vest on January 1, 2014. If a participant’s employment is terminated by us without cause, unvested deferral units will immediately vest in full and unvested matching units will vest on a prorated basis, based on the portion of the vesting period during which the participant was employed by us. For purposes of determining the number of matching units that become vested on a prorated basis, the vesting period commences on January 1st of the plan year in which we would otherwise have paid the annual cash award to the participant but for the participant’s deferral election and ends three years later.

In the event a change in control occurs while the participant is employed by or providing services to us, Buckeye GP or any affiliate, and, during the eighteen-calendar-month period following a change in control, (i) the participant is terminated without cause, or (ii) the participant resigns for good reason, the participant’s unvested deferral units and matching units will immediately vest in full. For purposes of the Deferral Plan, change in control, cause and good reason have the same meanings as set forth in the LTIP description above.

Option Plan

Our Option Plan historically provided for the grant of options to acquire our LP Units to certain of our and our affiliates’ officers and key employees. Changes in tax laws, including the regulations adopted under Internal Revenue Code Section 409A, have limited the effectiveness of the Option Plan and, as a result, we do not intend to make further grants under the Option Plan although existing grants under the plan will be unaffected and will remain subject to the terms of the plan. The Option Plan has historically been administered by the board of directors of Buckeye GP, but may be administered by our compensation committee in the future.

Options will generally vest three years after the date of grant, provided the optionee remains an employee of us or our affiliates at such time. Once an option becomes vested, the option remains exercisable for a period of seven years from the date of vesting or for a shorter period specified by the board of directors or compensation committee.

The Option Plan also permitted the board of directors or compensation committee to grant distribution equivalent rights in tandem with option grants. Distribution equivalent rights provide the optionee with an accrual of an amount, subject to certain distribution targets set at the discretion of the board of directors or compensation committee, equal to the regular quarterly distribution on the number of unvested units subject to the option. Distribution equivalents are maintained in distribution equivalent accounts on our books and records and are paid to the optionee when units subject to the option vest. Distribution equivalents cease to accrue when units subject to an option vest. No interest accrues or is payable to the balance in any distribution equivalent account. No awards were granted under the Option Plan in 2010.

2010 Outstanding Equity Awards at Fiscal Year-End Table

	Option Awards					Unit Awards
														Equity
														incentive
														plan
											Equity			awards:
											Incentive			Market or
		Number of	Number of								Plan			payout
		Securities	Securities							Market	Awards:			value of
		Underlying	Underlying			Number of				Value of	Number of			unearned
		Unexercised	Unexercised			Units of				Units That	Unearned			units that
		Options (#)	Options (#)	Option	Option	That				Have Not	Units That			have not
	Grant	Exercisable	Unexercisable	Exercise	Expiration	Have Not		Grant	Vesting	Vested	Have Not	Grant	Vesting	vested
Name	Date	(1)	(1)	Price	Date	Vested (#)		Date	Date	($)(3)	Vested (#)	Date	Date	($)(3)

Forrest E. Wylie						4,767	(2)	4/30/09	4/30/12	318,579	4,767(4)	4/30/09	(4)	318,579
						11,846	(2)	2/16/10	2/16/13	791,668	11,846(4)	2/16/10	(4)	791,668
						8,760	(5)	2/18/10	1/01/13	585,431	637,381(6)	6/25/07	(6)	796,726 (7)
Keith E. St.Clair						3,683	(2)	4/30/09	4/30/12	246,135	3,684(4)	4/30/09	(4)	246,202
						5,034	(2)	2/16/10	2/16/13	336,422	5,035(4)	2/16/10	(4)	336,489
						3,736	(5)	2/18/10	1/01/13	249,677	106,230(6)	7/27/09	(6)	132,788 (7)
Clark C. Smith						3,900	(2)	4/30/09	4/30/12	260,637	3,900(4)	4/30/09	(4)	260,637
						6,515	(2)	2/16/10	2/16/13	435,397	6,515(4)	2/16/10	(4)	435,397
						8,762	(5)	2/18/10	1/01/13	585,564	106,230(6)	7/27/09	(6)	132,788 (7)
Robert A. Malecky	4/01/05	3,700		45.88	4/01/15	1,300	(2)	4/30/09	4/30/12	86,879	1,300(4)	4/30/09	(4)	86,879
	2/23/06	5,000		44.73	2/23/16	1,776	(2)	2/16/10	2/16/13	118,690	1,777(4)	2/16/10	(4)	118,757
	2/21/07	7,000		50.36	2/21/17	6,404	(5)	2/18/10	1/01/13	427,979	148,722(6)	6/25/07	(6)	185,903 (7)
	11/24/08		5,000	31.24	12/31/11
Khalid A. Muslih	02/21/08		5,000	49.47	12/31/11	1,300	(2)	4/30/09	4/30/12	86,879	1,300(4)	4/30/09	(4)	86,879
						1,776	(2)	2/16/10	2/16/13	118,690	1,777(4)	2/16/10	(4)	118,757
						5,912	(5)	2/18/10	1/01/13	395,099	148,722(6)	6/25/07	(6)	185,903 (7)

(1)	These amounts relate to options to purchase our LP Units under the Option Plan. All options vest after the expiration of three years from the grant date of the option and are exercisable for up to seven years after the vesting date, except for those granted February 21, 2008 and November 24, 2008, which expire on December 31, 2011. See Note 18 in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2010 for further discussion of the assumptions related to unit option expense.

(2)	Represents grants of phantom units under the LTIP. See “Long-Term Incentive Plan” above.

(3)	For phantom units (including deferral and matching phantom units) and performance units, the market value is calculated using a per LP Unit price of $66.83, the closing price for our LP Units on December 31, 2010.

(4)	Represents grants of performance units under the LTIP. See “Long-Term Incentive Plan” above. The vesting of the performance units is subject to the attainment of a pre-established distributable cash flow per LP Unit performance goal during the third year of a three fiscal year period. The number of performance units reflected in the table is based on a threshold payout of such awards.

(5)	Represents the grant of deferral and matching phantom units issued under the LTIP as a result of the deferral of 2009 discretionary bonus and 2009 AIC Plan awards pursuant to the Deferral Plan. Messrs. Wylie, St.Clair, Smith, Malecky and Muslih were granted 4,380, 1,868, 4,381, 3,202, and 2,956 deferral units, respectively, and 4,380, 1,868, 4,381, 3,202, and 2,956 matching units, respectively. The deferral units and matching units were issued as a result of deferrals by Messrs. Wylie, St.Clair, Smith, Malecky and Muslih of $250,000, $106,650, $250,100, $121,853 and $112,500, respectively, of their 2009 AIC Plan awards and the deferrals by Messrs. Malecky and Muslih of $60,927 and $56,250, respectively, of their 2009 discretionary bonuses.

(6)	Represents compensation that is neither awarded nor paid by us. These amounts are unvested Value B units granted by BGH GP. On December 31, 2010, the named executive officers exchanged all of their Value A units and Operating units for a distribution of a portion of the LP Units that BGH GP received in the Merger. The vesting of the override units and the exchange of the Value A and Operating units are discussed above in the narrative section titled “BGH GP Holdings, LLC Override Units”.

(7)	On December 31, 2010, the fair value of the Value B Units was $1.25 per unit. The fair value of the Value B units was calculated using a Monte Carlo simulation model that was consistent with the method as described in the above narrative section titled “BGH GP Holdings, LLC Override Units”.

Unit Option Exercises

	Option Awards
	Number of Units
	Acquired on	Value Realized on
Name	Exercise (#)	Exercise ($)(1)

Robert A. Malecky	8,700	165,238

(1)	The value realized on exercise of unit options is equal to the amount per share at which the named executive officer sold shares acquired on exercise (all of which occurred on the date of exercise) minus the exercise price of the unit options times the number of LP Units acquired on exercise of the unit options.

2010 Nonqualified Deferred Compensation Table

	Registrant
	Contributions in	Aggregate Gains	Aggregate	Aggregate Balance at
	Last Fiscal Year	in Last	Withdrawals in	Last Fiscal Year-End
Name	($)(1)	Fiscal Year ($)	Last Fiscal Year ($)	($)(2)

Forrest E. Wylie	44,155	7,926	—	90,308
Keith E. St.Clair	40,729	6,041	—	63,702
Clark C. Smith	33,746	2,991	—	36,737
Robert A. Malecky	45,460	20,911	—	230,302
Khalid A. Muslih	15,609	5,309	—	53,046

(1)	These contributions in the last fiscal year for each named executive officer are included in the All Other Compensation column of the Summary Compensation Table above.

(2)	The following amounts were previously reported as compensation in the Summary Compensation Table for previous years: Mr. Wylie — $17,000; Mr. St.Clair — $15,825; Mr. Malecky — $35,340; and Mr. Muslih — $13,699.

The amounts reflected in the table above were credited to accounts of the named executive officers under the Benefit Equalization Plan. The Benefit Equalization Plan is a non-qualified deferred compensation plan and provides that any employee whose company contributions to qualified pension and savings plans have been limited due to IRS limits on compensation allowable for calculating benefits under qualified plans will receive an equivalent benefit under the Benefit Equalization Plan for company contributed amounts they would have received under qualified plans if there were no IRS limits on compensation levels. Employee deferrals are not allowed under the Benefit Equalization Plan. In addition, the Benefit Equalization Plan provides that any employee with a balance in the plan will be credited with earnings on that balance at a rate that is equivalent to the actual earnings that the employee realizes on his or her investments in the Retirement and Savings Plan or his or her gains under the ESOP. The ESOP value is based on the LP Unit value. During 2010, the market price of LP Units increased by 22.6%. Employees may periodically change their investment elections in the Retirement and Savings Plan in accordance with its terms and the terms of the documents governing the investments in which they currently participate. Amounts accumulated by an employee in the Benefit Equalization Plan are payable to the employee, or their beneficiary, in a lump sum upon termination of employment or following death. All amounts are paid based on the timing and form set forth in the Benefit Equalization Plan. A participating employee may also receive a distribution of all or a portion of his or her account balance in the event of a “hardship” as defined in the plan document and upon determination by the committee that administers the plan.

The table below shows the fund options available under the Retirement and Savings Plan and their annual rate of return for the year ended December 31, 2010.

Name of Fund	Rate of Return

American Century Income & Growth-Instl	14.26%
American Century Small Cap Value-Inst	24.25%
American Funds Growth Fund of America-R4	12.27%
American Value Portfolio	13.84%
JPMCB Stable Asset Income Fund-Inst	1.96%
JPMCB Stable Value	2.02%
JPMorgan SmartRetirement 2010-Instl	11.80%
JPMorgan SmartRetirement 2015-Instl	13.85%
JPMorgan SmartRetirement 2020-Instl	15.01%
JPMorgan SmartRetirement 2030-Instl	16.54%
JPMorgan SmartRetirement 2040-Instl	16.87%
JPMorgan SmartRetirement Income-Instl	11.35%
Lord Abbett Developing Growth-A	36.54%
Oakmark Equity and Income-I	9.48%
PIMCO Total Return-Adm	8.57%
SSgA International Stock Index SL-II	7.66%
SSgA S&P 500 Index SL-III	14.95%
Templeton Foreign-A	8.49%

Payments upon Termination or Change in Control

Severance Agreement Payments

We entered into a Severance Agreement in connection with the appointment of Mr. St.Clair as Senior Vice President and CFO of Buckeye GP, dated as of November 10, 2008, with BGH and Services Company. We also entered into a Severance Agreement in connection with the appointment of Mr. Smith as President and Chief Operating Officer of Buckeye GP, dated as of February 17, 2009, with BGH and Services Company. With the exception of the severance multiplier, 100% (or one times base salary) for Mr. St.Clair and 200% (or two times base salary) for Mr. Smith, the material terms of their respective Severance Agreements are identical.

Pursuant to the terms of the Severance Agreements, the executives are entitled to severance payments following (i) the termination of employment by Services Company except if the termination is a result of (x) the continuous illness, injury or incapacity for a period of six consecutive months, or (y) “Cause”, or (ii) a voluntary termination of employment by the executives upon (I) the material failure of Services Company to comply with and satisfy any of the terms of the Severance Agreement, (II) the significant reduction by Services Company of the authority, duties or responsibilities of the executives, (III) the elimination of the executives from eligibility to participate in, or the exclusion of the executives from participation in, employee benefit plans or policies, except to the extent such elimination or exclusion is applicable to our named executive officers as a group, (IV) the reduction in the executives’ annual base compensation or the reduction in the annual target cash bonus opportunity for which the executives are eligible (unless such reduction in the executives’ annual target cash bonus opportunity is made in connection with similar reductions in the bonus opportunities of our named executive officers as a group), or (V) the transfer of the executive, without his express written consent, to a location that is more than 100 miles from Houston, Texas (for Mr. St.Clair) or Breinigsville, Pennsylvania (for Mr. Smith).

Upon a termination as set forth above, each executive would be entitled to the following:

•	A lump-sum severance payment in the amount of (i) one times annual base salary for Mr. St.Clair (two times annual base salary for Mr. Smith), plus (ii) 100% of the annual bonus opportunity for Mr. St.Clair (200% of the annual bonus opportunity for Mr. Smith), for the applicable year.

•	Continued benefits under our medical and dental plans and policies for a period of 12 months for Mr. St.Clair (or 24 months for Mr. Smith). During the benefit period, Services Company will pay the executives a monthly payment equal to the COBRA cost of continued health and dental coverage, less the amount that the executive would be required to contribute for health and dental coverage if they were an active employee.

•	An additional tax gross-up amount equal to the federal, state and local income and payroll taxes, if any, that the executives incur on the benefit payment and the gross-up payment. For the purposes of the gross-up payment, the aggregate tax rate for the federal, state and local income and payroll taxes is assumed to be 25%. The gross-up payments will cease when the benefits payments cease.

For the purposes of the Severance Agreements, “Cause” is defined as (i) habitual insobriety or substance abuse, (ii) engaging in acts of disloyalty to Buckeye or BGH including fraud, embezzlement, theft, commission of a felony, or proven dishonesty, or (iii) willful misconduct of the executive in the performance of his duties, or the willful failure of the executive to perform a material function of his duties pursuant to the terms of the Severance Agreement.

Severance Pay Plan Payments

Messrs. Wylie, Malecky and Muslih do not have severance agreements but are eligible for severance payments under the Severance Pay Plan for Employees of Services Company. Subject to certain limitations, upon an involuntary termination, Messrs. Wylie, Malecky and Muslih would be entitled to receive a lump-sum severance payment equal to eight weeks of their base pay plus two weeks’ base pay for each year of service over 4 years (the “Severance Allowance”). In the case of an involuntary termination within two years of a change in control (as defined in the plan), Messrs. Wylie, Malecky and Muslih would be entitled to receive either (i) one year’s base salary, plus the Severance Allowance if they had completed 15 years or more of service, or (ii) two times the Severance Allowance if they had completed less than 15 years of service. The Merger did not constitute a change in control under the Severance Pay Plan for Employees of Services Company.

For the purposes of the severance pay plan, a “change in control” will occur if any person (as such term is used in sections 13(d) and 14(d) of the Exchange Act), except us or our affiliates becomes the beneficial owner, or the holder of proxies, in the aggregate of 80% or more of our LP Units then outstanding.

ESOP and Benefit Equalization Plan Payments

Upon termination of employment for any reason, each named executive officer would become entitled to distributions of the aggregate balances of his Benefits Equalization Plan account and ESOP account. If such officers had been terminated as of December 31, 2010, each of them would have been entitled to receive the amounts set forth opposite his name in the “Aggregate Balance at Last Fiscal Year End” column of the “2010 Nonqualified Deferred Compensation Table” for his Benefits Equalization Plan balance. The ESOP and Benefit Equalization Plan termination payments are not set forth in the tables below.

Long-Term Incentive Plan

Upon a termination of employment for (i) death, (ii) disability, (iii) without cause during a change in control period, or (iv) resignation for good reason during a change in control period, each of our named executive officers are entitled to accelerated vesting of all phantom units, and performance units, based on a payout performance multiplier of 100%. Upon a termination of employment for cause or voluntary resignation, all unvested phantom units and performance units will be forfeited. If a named executive officer is terminated without cause, not during a change in control period, or retires, all phantom units vest based on the portion of the restriction period during which the named executive officer was employed by us, and all performance units will vest on a prorated portion based on the actual performance results of the performance period during which the named executive officer was employed by us.

A more detailed description of the LTIP, including the change in control period, is contained in the narrative discussion entitled “Long-Term Incentive Plan” following the Grant of Plan-Based Awards Table and in the Compensation Discussion and Analysis.

Payments upon Termination or Change in Control Tables

The tables below reflect the compensation and benefits, if any, due to each of the named executive officers upon a voluntary termination, a termination for cause, an involuntary termination other than for cause or resignation for good reason, both before and after a change in control, a change in control, or a termination due to death, disability or retirement. The amounts shown assume that each termination of employment or the change in control, as applicable, was effective as of December 31, 2010, and the fair market value of an LP Unit as of December 31, 2010 was $66.83, which was the closing price on December 31, 2010. The amounts shown in the table are estimates of the amounts which would be paid upon termination of employment or change in control, as applicable. The actual amounts to be paid can only be determined at the time of the actual termination of employment or change in control, as applicable. The tables do not include amounts payable under the ESOP or the Benefit Equalization Plan as such amounts are not subject to forfeiture and are payable upon any termination of employment.

The value of the accelerated vesting of unit options was calculated by multiplying the number of unvested units subject to each option by the difference between the fair market value of an LP Unit as of December 31, 2010, and the per unit exercise price of the option. The value of the accelerated vesting and payment of phantom units was calculated by multiplying the aggregate number of phantom units by the fair market value of an LP Unit as of December 31, 2010, taking into account months of service over the 36 month vesting period as applicable for certain prorated payouts. The value of the accelerated vesting and payment of performance units was calculated by multiplying the aggregate number of performance units by the fair market value of an LP Unit as of December 31, 2010, taking into account months of service over the 36 month performance period based on a payout performance multiplier of 100%. More details concerning these values are set forth in the footnotes below.

				Resignation	Resignation		Termination
		Voluntary	Termination	for Good	for Good		Without
		Resignation	Without Cause	Reason	Reason		Cause	Death,
		or	Prior to	Before	After	Change	After	Disability
		Termination	Change in	Change in	Change in	in	Change in	or
Name	Benefit	for Cause($)	Control($)	Control($)	Control($)	Control($)	Control($)	Retirement($)(11)

Forrest E. Wylie	Cash severance(1)	—	69,231	—	—	—	138,462	—
	Option Acceleration	—	—	—	—	—	—	—
	Phantom Unit Acceleration(2)	—	406,995	—	1,110,247	—	1,110,247	1,110,247
	Deferral Plan Phantom Unit Acceleration(3)	—	390,220	—	585,431	—	585,431	585,431
	Performance Unit Acceleration(4)	—	952,060	—	2,370,058	—	2,370,058	2,370,058
	Health Benefits	—	—	—	—	—	—	—
Keith E. St. Clair	Cash severance(5)	—	670,000	670,000	670,000	—	670,000	—
	Option Acceleration	—	—	—	—	—	—	—
	Phantom Unit Acceleration(2)	—	234,640	—	582,557	—	582,557	582,557
	Deferral Plan Phantom Unit Acceleration(3)	—	166,407	—	249,677		249,677	249,677
	Performance Unit Acceleration(4)	—	552,283	—	1,250,597	—	1,250,597	1,250,597
	Health Benefits(6)	—	12,692	12,692	12,692	—	12,692	—
Clark C. Smith	Cash severance(7)	—	1,340,000	1,340,000	1,340,000	—	1,340,000	—
	Option Acceleration	—	—	—	—	—	—	—
	Phantom Unit Acceleration(2)	—	271,397	—	696,034	—	696,034	696,034
	Deferral Plan Phantom Unit Acceleration(3)	—	390,287	—	585,564	—	585,564	585,564
	Performance Unit Acceleration(4)	—	637,491	—	1,491,142	—	1,491,142	1,491,142
	Health Benefits(8)	—	25,385	25,385	25,385	—	25,385	—
Robert A. Malecky	Cash severance(9)	—	211,538	—	—	—	461,538	—
	Option Acceleration(10)	—	177,950	—	—	177,950	—	177,950
	Phantom Unit Acceleration(2)	—	82,802	—	205,569	—	205,569	205,569
	Deferral Plan Phantom Unit Acceleration(3)	—	285,230	—	427,979	—	427,979	427,979
	Performance Unit Acceleration(4)	—	194,943	—	441,395	—	441,395	441,395
	Health Benefits	—	—	—	—	—	—	—
Khalid A. Muslih	Cash severance(1)	—	36,154	—	—	—	72,308	—
	Option Acceleration(10)	—	86,804	—	—	86,804	—	86,804
	Phantom Unit Acceleration(2)	—	82,802	—	205,569	—	205,569	205,569
	Deferral Plan Phantom Unit Acceleration(3)	—	263,210	—	395,099	—	395,099	395,099
	Performance Unit Acceleration(4)	—	194,943	—	441,395	—	441,395	441,395
	Health Benefits	—	—	—	—	—	—	—

(1)	The cash severance payments to Messrs. Wylie and Muslih are paid under the Severance Pay Plan for Employees of Services Company. Mr. Wylie and Mr. Muslih are entitled to receive a lump-sum severance payment equal to eight weeks of their base pay for a termination without cause before a change in control or sixteen weeks of their base pay for a termination without cause after a change in control.

(2)	This amount represents the value of the accelerated vesting and payment of all phantom units based on a price per LP Unit as of December 31, 2010 of $66.83. In the event of resignation for good reason after a change in control, termination without cause after a change in control, or termination because of retirement or disability, the named executive officer will be entitled to full accelerated vesting of 100% of his outstanding phantom units. In the event of termination without cause or due to retirement, the named executive officer would not be entitled to full accelerated vesting but instead would be entitled to a prorated amount based on 318 days of service over the 1,096 day service period (318/1,096) for his 2010 phantom unit grant and based on 610 days of service over a 1,096 day service period (610/1,096) for his 2009 phantom unit grant. The “2010 Outstanding Equity Awards at Fiscal Year-End Table” provides information on each named executive officer’s phantom unit holdings at December 31, 2010.

(3)	This amount represents the value of the accelerated vesting and payment of all phantom units granted under the Deferral Plan. The amount is based on a price per LP Unit as of December 31, 2010 of $66.83. In the event of resignation for good reason after a change in control, termination without cause after a change in control, or termination because of disability or death, the named executive officer will be entitled to full accelerated vesting of 100% of his outstanding phantom units received pursuant to the Deferral Plan. In the event of termination without cause, the named executive officer would be entitled to full vesting of his deferral units received pursuant to the Deferral Plan, but the named executive officer’s matching units would not be entitled to full accelerated vesting. Instead the matching units would be entitled to a prorated vesting based on 365 days of service over the 1,096 day service period (365/1,096). In the event of the named executive officer’s retirement prior to the vesting of his phantom units granted under the Deferral Plan, the named executive officer would forfeit all such phantom units. The “2010 Outstanding Equity Awards at Fiscal Year-End Table” provides information on each named executive officer’s phantom unit holdings at December 31, 2010, including phantom units received pursuant to the Deferral Plan.

(4)	This amount represents the value of the accelerated vesting and payment of all performance units based on a price per LP Unit as of December 31, 2010 of $66.83 and a distribution equivalent right payout of $6.5625 per unit and $3.825 per unit for 2009 and 2010 grants, respectively. In the event of resignation for good reason after a change in control, termination without cause after a change in control, or termination because of disability or death, the named executive officer will be entitled to full accelerated vesting of 100% of his outstanding performance units and payment of DERs accumulated up to the date of the accelerated vesting. The DER amount included in the table for accelerated vesting on December 31, 2010 is $6.5625 per performance unit granted in 2009 and $3.6750 per performance unit granted in 2010. In the event of termination without cause or due to retirement, the named executive officer would not be entitled to full accelerated vesting but instead would be entitled to a prorated amount based on 365 days of service over the 1,096 day service period (365/1,096) for his 2010 performance unit grant and based on 730 days of service over a 1,095 day service period (730/1,095) for his 2009 performance unit grant and the vesting of these performance units would still be subject to the Partnership’s achievement of the pre-established performance goals during the applicable performance period. DERs also would be paid upon vesting following the achievement of the performance goals, but, because the distributions to be paid during the remainder of the performance periods for the 2009 performance units (performance period ending December 31, 2011) and the 2010 performance units (performance period ending December 31, 2012) is not determinable, the DERs payable are not included in this calculation. The “2010 Outstanding Equity Awards at Fiscal Year-End Table” provides information on each named executive officer’s performance unit holdings at December 31, 2010.

(5)	Pursuant to the terms of his Severance Agreement, Mr. St.Clair is entitled to one (1) times his annual base salary, $335,000, plus the full amount of his annual target cash bonus award, $335,000, for a total of $670,000 payable in a lump sum.

(6)	This amount is equal to 12 months of continued health benefits assuming a monthly cost of $1,057.70 as set forth in Mr. St.Clair’s Severance Agreement. Mr. St.Clair is also entitled to an additional tax gross-up amount equal to the federal, state and local income and payroll taxes, if any, that Mr. St.Clair incurs on the benefit payment and the gross-up payment. The tax-gross up amount is not included in this calculation.

(7)	Pursuant to the terms of his Severance Agreement, Mr. Smith is entitled to two (2) times his annual base salary, $670,000, plus 200% of his annual target cash bonus award, $670,000, for a total of $1,340,000 payable in a lump sum.

(8)	This amount is equal to 24 months of continued health benefits assuming a monthly cost of $1,057.70 as set forth in Mr. Smith’s Severance Agreement. Mr. Smith is also entitled to an additional tax gross-up amount equal to the federal, state and local income and payroll taxes, if any, that Mr. Smith incurs on the benefit payment and the gross-up payment. The tax-gross up amount is not included in this calculation.

(9)	The cash severance payments to Mr. Malecky are paid under the Severance Pay Plan for Employees of Services Company. Mr. Malecky would be entitled to receive a lump-sum severance payment equal to 44 weeks of his base pay for a termination without cause before a change in control or one year and 44 weeks of his base pay for a termination without cause after a change in control.

(10)	This amount represents the value of unvested unit options to purchase an aggregate of 5,000 LP Units for both Mr. Muslih and Mr. Malecky based on a price per LP Unit as of December 31, 2010 of $66.83.

(11)	The amounts in this column do not represent the value of the accelerated vesting and payment of phantom units, Deferral Plan phantom units, or performance units upon retirement. See the footnotes above with respect to the phantom units, Deferral Plan phantom units, and performance units for an explanation of the treatment of such awards in the event of the holder’s retirement.

Director Compensation

2010 Director Compensation Table

			Other
	Fees Earned or	Unit Awards	Compensation
Name	Paid in Cash($)	($)(1)	($)(2)	Total($)

Irvin K. Culpepper(3)	—	—	—	—
John F. Erhard	—	—	—	—
Michael B. Goldberg	—	—	—	—
C. Scott Hobbs	146,250	110,140	10,463	266,853
Joseph A. LaSala, Jr.(4)	3,750	—	1,950	5,700
Frank J. Loverro(4)	—	—	—	—
Mark C. McKinley	131,250	110,140	10,463	251,853
Oliver “Rick” G. Richard, III	140,000	110,140	10,463	260,603
Frank S. Sowinski(4)	2,500	—	1,950	4,450
Robb E. Turner(3)	—	—	—	—
Martin A. White(4)	2,500	—	1,950	4,450

(1)	Represents grant date fair value of grants of 2,000 phantom unit awards to each independent director of Buckeye GP on January 4, 2010. The grant date fair value of phantom unit awards is based on a target payout of such awards (computed in accordance with FASB ASC Topic 718), using the average of the high and low trading prices for our LP Units on the date of grant ($55.07). For a discussion of the valuations of phantom units, please see the discussion in Note 18 in the Notes to Consolidated Financial Statements of Buckeye’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2010. As of December 31, 2010, Messrs. Hobbs, LaSala, McKinley, Richard, Sowinski and White each held 2,000 phantom units. Messrs. LaSala, Sowinski and White received their phantom units as compensation for their acting as directors of BGH’s general partner.

(2)	Amounts represent the distribution equivalents paid during 2010 on unvested phantom unit awards granted under the LTIP. Amounts for Messrs. LaSala, Sowinski and White represent distribution equivalents paid between November 19, 2010 (the date of the Merger) and December 31, 2010 on unvested phantom unit awards granted under the LTIP because they received their phantom units as compensation for their acting as directors of BGH’s general partner.

(3)	In connection with completion of the Merger, effective November 19, 2010, resigned from our general partner’s board of directors.

(4)	In connection with completion of the Merger, effective November 19, 2010, joined our general partner’s board of directors.

In 2010, directors of Buckeye GP received an annual fee in cash of $50,000 plus $1,250 for each board of directors and committee meeting attended. Each director also received a grant under the LTIP of 2,000 phantom units which vested on the first anniversary date of the date of grant, or January 4, 2011. Additionally, the Chairman of the audit committee and the Chairman of the compensation committee each received an annual fee of $10,000. In connection with our board of directors’ delegation to the audit committee of authority to negotiate and approve the Merger, the audit committee chair received an additional one-time fee of $25,000 and the other members of the audit committee received an additional one-time fee of $20,000 in 2010. For 2011, the Chairman of the nominating and corporate governance committee and the Chairman of the environment, health and safety committee each will receive an annual fee of $10,000. Neither Mr. Wylie, nor any of the non-independent members of the board of directors, receive any fees for services as a director. Directors’ fees paid by our general partner in 2010 to its directors were $426,250. We reimbursed our general partner for the directors’ fees.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of April 8, 2011 the number of our LP Units beneficially owned by: (1) each person who is known to us to beneficially own more than 5% of our LP Units; (2) the current directors and the nominees of our general partner’s board of directors; (3) the named executive officers of our general partner; and (4) all current directors and executive officers of our general partner as a group. We obtained certain information in the table from filings made with the SEC.

	Number of		Percentage of
Name(1)	LP Units(2)		LP Units

Forrest E. Wylie	234,066		*
C. Scott Hobbs	15,000		*
Joseph A. LaSala, Jr.	5,000		*
Mark C. McKinley	9,000		*
Oliver G. Richard, III	5,750		*
Frank S. Sowinski	16,210		*
Martin A. White	5,000		*
Robert A. Malecky	102,959	(3)	*
Khalid A. Muslih	64,846	(4)	*
Clark C. Smith	35,921	(5)	*
Keith E. St.Clair	32,921		*
All directors and officers as a group	559,792	(6)	*

*	represents less than 1%

(1)	The contact address for our directors and executive officers is One Greenway Plaza, Suite 600, Houston, Texas 77046.

(2)	Unless otherwise indicated, the persons named above have sole voting and investment power over the LP Units reported.

(3)	Mr. Malecky shares investment and voting power over 29,350 LP Units with his wife. Amount includes 15,700 LP Units issuable upon exercise of outstanding options.

(4)	Amount includes 5,000 LP Units issuable upon exercise of outstanding options.

(5)	Mr. Smith shares investment and voting power over 3,000 LP Units with his wife.

(6)	Amount includes 28,700 LP Units issuable upon exercise of outstanding options.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets forth information as of December 31, 2010 with respect to compensation plans under which our equity securities are authorized for issuance.

(c)
	(a)		Number of LP Units
	Number of LP Units	(b)	Remaining Available for
	to be Issued Upon	Weighted Average	Future Issuance Under
	Exercise of	Exercise Price of	Equity Compensation Plans
	Outstanding LP Unit	Outstanding LP Unit	(Excluding Securities
Plan Category	Options and Rights	Options and Rights	Reflected in Column (a))

Equity compensation plans approved by Unitholders:(1)
LTIP(2)	364,913	—	1,115,926
Option Plan	241,800	$47.04	333,000
Equity compensation plans not approved by Unitholders	—	—	—
Total for equity compensation plans	606,713	$47.04	1,448,926

(1)	See Note 18 in the Notes to Consolidated Financial Statements included in Buckeye’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2010 for further information about these plans

(2)	The 364,913 represents 169,817 phantom units and 195,096 performance units issued under the LTIP. See Note 18 in the Notes to Consolidated Financial Statements included in Buckeye’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2010 and “Compensation of Executive Officers and Directors” above for further information about these awards. These awards are not taken into account in the calculation of the weighted-average exercise price of outstanding options and rights under the LTIP.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS
AND CERTAIN CONTROL PERSONS

Transactions with Related Persons

On November 19, 2010, we consummated the Merger with BGH and issued approximately 20 million of our LP Units to the holders of BGH’s common units and management units. Based on the closing sales price of our LP Units on November 19, 2010 of $66.78 per LP Unit, the market value of all LP Units issued in the Merger was approximately $1,332 million. Certain of our current and former directors and executive officers owned BGH common units and management units and received LP Units in the Merger. Specifically, Mr. Sowinski owned 8,100 BGH units and received 5,710 LP Units (worth approximately $540,000 based on the closing price on November 19, 2010), Mr. Malecky owned 45,000 BGH units and received 31,725 LP Units (worth approximately $3 million based on such closing price) and Mr. Schmidt owned 1,000 BGH units jointly with his wife and received 705 LP Units (worth approximately $67,000 based on such closing price). In addition, certain of our current and former directors and all of our executive officers owned common units and value units in BGH GP, which owned approximately 62% of the BGH units and received approximately 12.3 million of our LP Units (worth approximately $854 million based on the closing price on November 19, 2010). All of our directors’ or executive officers’ equity interests in BGH GP were less than ten percent.

Prior to the Merger, Buckeye GP received incentive distributions from us pursuant to our partnership agreement and incentive compensation agreement. Incentive distributions were based on the level of quarterly cash distributions paid per LP Unit. Incentive distribution payments totaled $51.0 million during the year ended December 31, 2010. In addition, prior to the Merger, Buckeye GP’s approximate 0.5% general partner interest in us entitled it to receive approximately 0.5% of the cash we distributed to our partners each quarter other than incentive distribution payments. Such cash distributions totaled $932,971 during the year ended December 31, 2010.

Our general partner manages us and our operating subsidiaries that are limited partnerships pursuant to our partnership agreement, the several Amended and Restated Agreements of Limited Partnership of those operating subsidiaries and the several Management Agreements between an affiliate of our general partner and those operating subsidiaries. Under these agreements, and the limited liability company agreements of our operating subsidiaries that are limited liability companies, our general partner and certain related parties are entitled to reimbursement of all direct and indirect costs and expenses related to managing us and our operating subsidiaries, except, with respect to periods prior to the Merger, as otherwise provided by the Exchange Agreement (as discussed below). We reimbursed our general partner and its affiliates for a total of $783,135 of costs and expenses prior to the Merger. In connection with the Merger, our general partner became our wholly-owned subsidiary, such that any further reimbursement of expenses incurred by our general partner will constitute a transaction with our wholly-owned subsidiary.

Prior to the Merger, BGH was obligated under an exchange agreement to pay us a fixed annual payment of $3.6 million, as compensation for our reimbursing our general partner for certain executive compensation costs that previously the general partner was not entitled to be reimbursed for. In connection with the Merger, the exchange agreement was terminated. In addition, in prior years we had reimbursed our general partner for payment of a “senior administrative charge” that it paid to MainLine Management pursuant to a management agreement between the two entities. The senior administrative charge was waived indefinitely on April 1, 2009 and the management agreement was terminated in connection with the Merger.

Policies Regarding Related Party Transactions

Except for compensation that we pay, the material portions of which are described in this proxy statement, our general policy is to avoid transactions between us and our directors and officers or holders of 5% or more of our LP Units (including members of their families) and that any such transactions that are not avoided should be resolved pursuant to the conflicts of interest resolution provisions in our partnership agreement. In furtherance of this policy, we have adopted Corporate Governance Guidelines, a Code of Ethics for Directors, Executive Officers and Senior Financial Employees and a Business Code of Conduct for all employees, which generally require the reporting to management of transactions or opportunities that constitute conflicts of interest so that they may be avoided. These guidelines and codes, along with a copy of our partnership agreement, are in writing and are available on our website at www.buckeye.com by browsing to the “Corporate Governance” subsection of the “Investor Center” menu.

Pursuant to our Corporate Governance Guidelines and our partnership agreement, any transaction between us and our officers and directors or holders of 5% of more of our LP Units that is not avoided must be fair and reasonable to us. Any resolution or course of action will be deemed to be fair and reasonable to us if it is approved by our audit committee (as long as the material facts known to the officers and directors of our general partner regarding any proposed transaction were disclosed to the audit committee at the time of its approval), if it is on terms objectively demonstrable to be no less favorable to us than those generally being provided to or available from unrelated third parties, or fair to us, taking into account the totality of the relationships among the parties involved, including other transactions that may be particularly favorable or advantageous to us.

The Merger was approved by our audit committee, which determined that the Merger was fair and reasonable to us and in our best interest. The terms of the exchange agreement and management agreement had been approved by our audit committee in prior years. The termination of these agreements was approved by our audit committee as part of the approval of the Merger. The payments to Buckeye GP in respect of the incentive compensation agreement and approximately 0.5% general partner interest were specified in our partnership agreement, and thus not a transaction covered by our Corporate Governance Guidelines.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the directors and executive officers of our general partner and persons who beneficially own more than 10% of our LP Units to file ownership and changes in ownership reports with the SEC and the NYSE. The SEC regulations also require that a copy of all these filed Section 16(a) forms must be furnished to us by the directors and executive officers of our general partner and persons beneficially owning more than 10% of our LP Units. Based solely on a review of Forms 3, 4 and 5 furnished to us and written representations from certain persons that no other reports were required for those persons, we believe that for 2010, all officers and directors, and persons beneficially owning more than 10% of our LP Units, who were required to file reports under Section 16(a) complied with such requirements.

ITEM 2 —	PROPOSAL TO RATIFY INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The audit committee has appointed Deloitte as Buckeye’s independent registered public accountants for fiscal year 2011. Deloitte has served as Buckeye’s independent registered public accountants since 1986.

Representatives of Deloitte will be available to answer appropriate questions at the Annual Meeting and are free to make statements during the meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT UNITHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE AS BUCKEYE’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR FISCAL YEAR 2011.

ITEM 3 —	ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are asking unitholders to cast an advisory vote on the compensation of our named executive officers disclosed in the Executive Compensation section of this Proxy Statement. Although this vote is non-binding, Buckeye values the opinions of unitholders and will consider the outcome of the vote when making future compensation decisions.

We believe that Buckeye’s executive compensation programs effectively align the interests of our executive officers with those of our unitholders by tying a significant portion of their compensation to Buckeye’s performance and by providing a competitive level of compensation needed to recruit, retain and motivate talented executives critical to our long-term success.

•	2010 cash incentive awards were tied to the Partnership’s results. Our named executive officers’ 2010 cash awards under the AIC Plan were based on business and individual performance under the plan. For 2010, the named executive officers’ annual incentive awards were paid out, on average, above target. These payouts reflect our compensation committee’s determination that the 2010 AIC Plan financial target was achieved, the named executive officers’ high individual performance ratings and, with respect to the named executive officers with commercial roles, their instrumental roles in 2010 mergers and acquisitions and business development transactions.

•	Equity-based compensation is a significant element of executive compensation. Our named executive officers’ target total compensation includes long-term equity incentive awards, consisting of phantom and performance units. Phantom units help retain executives critical to our long-term success with their three year vesting but also have a performance-based component because they deliver meaningful value to executives if Buckeye delivers sustained, long-term unit price growth for our unitholders. The payout for performance units depends upon Buckeye’s performance against pre-established three-year distributable cash flow per LP Unit targets, aligning the awards with unitholder value.

•	We minimize cash compensation not tied to performance. Buckeye does not guarantee bonuses or long-term equity incentive awards. Base salary for our named executive officers’ is in the 50th percentile range of salaries of executives in the peer group to enable us to emphasize our pay-for-performance philosophy and award executives through annual cash incentive compensation and long-term equity incentive awards. In addition, Buckeye offers limited perquisites to our executives.

THE BOARD OF DIRECTORS OF OUR GENERAL PARTNER UNANIMOUSLY RECOMMENDS THAT UNITHOLDERS VOTE “FOR,” IN A NON-BINDING VOTE, THE COMPENSATION OF BUCKEYE’S NAMED EXECUTIVE OFFICERS AS DISCLOSED PURSUANT TO ITEM 402 OF REGULATION S-K ON PAGES 22 TO 40 IN THE PROXY STATEMENT FOR THE 2011 ANNUAL MEETING OF UNITHOLDERS.

ITEM 4 —	ADVISORY VOTE ON THE FREQUENCY OF THE SHAREHOLDER ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are asking unitholders to recommend, in a non-binding vote, whether the advisory unitholder vote on the compensation of our named executive officers should occur every one, two or three years. Although this vote is non-binding, Buckeye values the opinions of unitholders and will consider the outcome of the vote when considering the frequency of future advisory unitholder votes on executive compensation.

We believe a three-year frequency for the advisory shareholder vote on executive compensation is most consistent with the objectives of our executive compensation programs.

•	We believe the best way for unitholders to evaluate Buckeye’s performance is over a three-year period because our executive compensation programs are designed to motivate and reward sustainable long-term performance. A three-year time horizon will provide unitholders with a long-term view of whether our executive compensation programs are achieving their objectives. In addition, because the Summary Compensation Table provides three years of compensation history, unitholders can compare compensation and performance trends since the last unitholder advisory vote.

•	We continuously evaluate our executive compensation programs and make prudent changes when necessary to ensure alignment with unitholder interests. A triennial vote will provide the compensation committee sufficient time to thoughtfully consider unitholder views, implement prudent changes and evaluate the success of those changes.

•	Executive compensation is set by our compensation committee composed entirely of independent directors. This ensures that executive compensation continues to align appropriately with long-term unitholder interests and Buckeye’s performance in years no unitholder advisory vote is presented.

THE BOARD OF DIRECTORS OF OUR GENERAL PARTNER UNANIMOUSLY RECOMMENDS THAT UNITHOLDERS VOTE “THREE YEARS” WITH RESPECT TO HOW FREQUENTLY A NON-BINDING UNITHOLDER VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS SHOULD OCCUR.

UNITHOLDER PROPOSALS FOR 2012
ANNUAL MEETING OF LIMITED PARTNERS

Any unitholder entitled to vote at our 2012 annual meeting of limited partners can nominate persons for election to the board of directors of our general partner at the annual meeting by complying with the procedures set forth in our partnership agreement. The ability to nominate persons for election to our general partner’s board of directors is limited by the NYSE listing requirements regarding the independence and experience of directors of our general partner’s board or committees thereof.

In order to nominate persons to our general partner’s board of directors at the 2012 annual meeting, written notice must be delivered to our general partner at One Greenway Plaza, Suite 600, Houston, Texas, 77046 no later than the close of business on March 9, 2012, nor earlier than the close of business on February 7, 2012. The written notice must include: (1) as to each person whom the unitholder proposes to nominate for election or reelection as a director of our general partner all information relating to such nominee that is required to be disclosed in solicitations of proxies for the election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director of our general partner if elected); and (2) as to the unitholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made: (i) the name and address of such unitholder and any beneficial owner; and (ii) the number of LP Units that are owned beneficially and of record by the unitholder and any beneficial owner; (iii) a description of any agreement, arrangement or understanding with respect to the nomination between or among the unitholder and such beneficial owner, any of their respective affiliates or associates, and any others acting in concert with any of the foregoing, (iv) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, stock appreciation or similar rights, hedging transactions, and borrowed or loaned LP Units) that has been entered into as of the date of the unitholder’s notice by the unitholder any and such beneficial owners, the effect or intent of which is to mitigate loss to, manage risk or benefit of LP Unit price changes for, or increase or decrease the voting power of, such unitholder and any such beneficial owner, with respect to LP Units, (v) a representation that the unitholder is a record holder entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose such nomination, and (vi) a representation whether the unitholder or the beneficial owner, if any, intends or is part of a group which intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Partnership’s LP Units required to elect the nominee and/or (b) otherwise to solicit proxies from unitholders in support of such nomination. Any proposed nominee could be required to furnish such other information as the Partnership may reasonably require to determine the eligibility of such proposed nominee to serve as a director.

Any limited partner who wishes to submit a proposal for inclusion in the proxy materials for our 2012 annual meeting must submit such proposal by the dates referred to above or it will be considered untimely. SEC rules set forth standards as to what proposals are required to be included in a proxy statement for a meeting. In no event are limited partners allowed to vote on matters that would cause the limited partners to be deemed to take part in the management and control of our business and affairs so as to jeopardize the limited partners’ limited liability under the Delaware limited partnership act or the law of any other state in which we are qualified to do business.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We file annual, quarterly and current reports and proxy statements with the SEC. Our SEC filings are available to the public over the internet at the SEC’s website at www.sec.gov. You may also read and copy any document that we file with the SEC at the SEC’s public reference room at 100 F. Street, N.E., Room 1580, Washington, D.C. 20549. You can call the SEC at 1-202-551-8090 for further information on the public reference room and its copy charges. We maintain a website at www.buckeye.com, where we make our SEC filings available.

You may request a copy of the audit and compensation committee charters and Corporate Governance Guidelines of our general partner’s board of directors and our code of ethics for Directors, Executive Officers and Senior Financial Employees, Business Code of Conduct, annual report or SEC filings without charge, or directions to our annual meeting by calling, emailing or writing to us at the following address:

Investor Relations Department
Buckeye Partners, L.P.
One Greenway Plaza
Suite 600
Houston, Texas 77046
Toll-free phone: (800) 422-2825
irelations@buckeye.com

If you would like to request documents from us, please do so at least 10 business days before the date of the annual meeting in order to receive timely delivery of the documents before the annual meeting.

You should rely only on the information contained in this proxy statement to vote your units at the annual meeting. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement.

The information contained in this document is applicable as of the date indicated on the cover of this document unless the information specifically indicates that another date applies.

BUCKEYE PARTNERS, L.P.

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

 Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m. Eastern Time, on June 6, 2011.

Vote by Internet · Log on to the Internet and go to www.envisionreports.com/BPL · Follow the steps outlined on the secured website.

Vote by telephone · Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is No CHARGE to you for the call.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	· Follow the instructions provided by the recorded message.

Annual Meeting of Unitholders of Buckeye Partners, L.P.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

The Board of Directors of the General Partner of Buckeye Partners, L.P. recommends a vote “FOR” all the nominees listed, “FOR” the ratification of Deloitte & Touche LLP, “FOR” approval of the advisory resolution on executive compensation and for conducting future advisory votes on executive compensation every “3 YEARS”.
+

A Election of Directors
	For Against Abstain		For Against Abstain		For Against Abstain
01 - Forrest E. Wylie	☐ ☐ ☐	02 - Joseph A. LaSala, Jr.	☐ ☐ ☐	03 - Martin A. White	☐ ☐ ☐

B Proposals			For	Against	Abstain		For	Against	Abstain

2.	Ratification of Deloitte & Touche LLP		☐	☐	☐	3. Advisory Resolution on Executive Compensation	☐	☐	☐

		3 Yrs	2 Yrs	1 Yr	Abstain
4.	Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation	☐	☐	☐	☐
This Proxy is revocable and, when properly executed, will be voted in the manner directed herein by the undersigned unitholder. If any other matters properly come before the meeting, the persons named in this proxy will vote in their discretion. If no direction is made, the Proxy will be voted as the Board of Directors recommends.

C Non-Voting Items
Change of Address — Please print new address below.

D	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name appears hereon. Jointly owned units will be voted as directed if one owner signs unless another owner instructs the contrary, in which case the units will not be voted. If signing in a representative capacity, please indicate title and authority.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

Proxy for Holders of Buckeye Partners, L.P. Limited Partnership Units
Dear Unitholder:
Your vote is important and we encourage you to submit your proxy electronically via the Internet or by telephone, both of which are available 24 hours a day, 7 days a week.
•
To submit your proxy electronically via the Internet, go to the website: www.envisionreports.com/BPL and follow the prompts. You must use the control number printed in the box on the reverse side of this card.

•	To submit your proxy by telephone, you need to use a touch-tone telephone and use the control number printed in the box on the reverse side of this card.
Also, if you need technical assistance in voting, please call Computershare Trust Company, N.A. toll free at 800-519-3111. Unitholders calling from outside the U.S. and Canada can call collect at 781-575-2879.
Your vote is important. Thank you for voting.
Proxy card must be signed and dated on the reverse side.
THE BOARD OF DIRECTORS OF THE GENERAL PARTNER OF BUCKEYE PARTNERS, L.P. RECOMMENDS A VOTE “FOR” ALL THE NOMINEES LISTED, “FOR” THE RATIFICATION OF DELOITTE & TOUCHE LLP, “FOR” APPROVAL OF THE ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION AND FOR CONDUCTING FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION EVERY “3 YEARS”.
▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — BUCKEYE PARTNERS, L.P.

ONE GREENWAY PLAZA, SUITE 600
HOUSTON, TEXAS 77046
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF BUCKEYE GP LLC
The undersigned unitholder(s) of Buckeye Partners, L.P. (“Partners”), having duly received the Notice of the Annual Meeting of Partners and Proxy Statement dated April 25, 2011, hereby appoint(s) William H. Schmidt, Jr. and Todd J. Russo each or any of them, with full power of substitution and revocation, as proxies to represent the undersigned and to vote, as designated, and otherwise act in such proxyholder’s sole discretion as to any other matter properly raised in respect of all limited partnership units of Partners which the undersigned may be entitled to vote at the Annual Meeting of Unitholders of Partners to be held on June 7, 2011, at 9:00 a.m. local time at the Four Seasons Hotel, 1300 Lamar Street, Houston, Texas 77010, and at any and all adjournments or postponements thereof, with all the rights and powers the undersigned would possess if personally present. Proxies are instructed to vote as specified on the reverse side or in such proxyholder’s sole discretion as to any other matter that may properly come before the Annual Meeting.
THIS PROXY IS CONTINUED ON THE OTHER SIDE
PLEASE SIGN, DATE AND MAIL THIS PROXY IN THE ENCLOSED ADDRESSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE U.S.